As Filed with the Securities and Exchange Commission on  March 7 , 2014 Registration No.   333-190941

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 6

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GEO JS TECH GROUP CORP.
(Exact name of registrant as specified in its charter)

Texas	1011	27-2359458
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6360 Corporate Drive, Houston, Texas 77036
(347-341-0731)
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jimmy Yee
c/o GEO JS Tech Group Corp.
6360 Corporate Drive, Houston, Texas 77036
(347-341-0731)
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

 Copy to:
Leonard E. Neilson, Esq.
Leonard E. Neilson, P.C.
8160 South Highland Drive, Suite 104
Sandy, Utah 84093
Phone: (801) 733-0800
Fax: (801) 733-0808

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delay or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[ X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock	57,930,000	$0.10	(2)	$5,793,000	(2)	$790.17	(3)

(1)
We are registering the resale by selling stockholders of 57,930,000 shares of common stock that we have previously issued.  In accordance with Rule 416 under the Securities Act of 1933, as amended, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act and based on the most recent closing price.

(3)	Registration fee of $790.17 was paid when Form S-1 registration statement was filed on August 30, 2013.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders will not sell these securities until after the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated  March 7,  2014

PROSPECTUS

GEO JS Tech Group Corp.

57,930,000 Shares of Common Stock

This prospectus relates to the offer for sale of up to a total of 57,930,000 shares of our common stock that may be sold from time to time by certain existing stockholders named in this prospectus and their successors and assigns.  The selling stockholders may be deemed underwriters of the common shares that they are offering.

The shares offered for resale by this prospectus were issued to the applicable selling stockholders in private transactions completed prior to the filing of the registrations statement, of which this prospectus is a part. This offering is not being underwritten. We will not receive any proceeds from the sale of shares in this offering. We have agreed to pay all costs and expenses of registering this offering of securities.

Our common stock is not traded on any public market.  We intend to request a market maker to apply to have our common stock quoted on the Over-The-Counter Bulletin Board (“OTCBB”) maintained by the Financial Industry Regulatory Authority (“FINRA”) upon the effectiveness of the registration statement.  However, there can be no assurance that the application will be approved and there is a possibility that our common stock may never trade in any market.

Selling stockholders will initially offer their shares at $0.10 per share until such time as the shares are approved for and quoted on the OTC Bulletin Board.  Thereafter, selling stockholders, to the extent a public market exists at such time, may offer and sell shares through public transactions at prices related to the prevailing market prices, or through private transactions at privately negotiated prices.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and, as such, will be subject to reduced public company reporting requirements.

Investing in our common stock involves substantial risks. You should carefully consider the matters discussed under “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 7 , 2014

____________

As used in this prospectus, unless otherwise indicated, “we”, “us”, “our”, “GEO Tech” and the “company” refer to GEO JS Tech Group Corp., unless otherwise indicated.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. The rules of the SEC may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere herein. This summary may not contain all the information that may be important to you. We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements. Before making an investment decision, you should read carefully the entire prospectus, including the information under the "Risk Factors" section and our financial statements and related notes.

Our Business

GEO JS Tech Group Corp., a Texas corporation organized on April 13, 2010, is an exploration stage company engaged in procuring and delivering commodities in the international market with a primary focus on Mexican-based iron mineral trading.  We currently hold joint ventures and licensing rights to iron mineral mines in the outskirts of Ensenada and Manzanillo, Mexico that we intend to exploit in the future in order to obtain marketable product.  We also have strategic relationships directly with end users in China for delivery of iron mineral.  We anticipate fulfilling our business objectives by procuring iron mineral product and the future excavation and retrieval of iron mineral in the Mexican mines and, in turn, selling the product to Chinese contacts with whom the company has had prior contact. The company does not have any definitive agreements with these contacts, only previous business relationships.

Iron mineral is the main source of primary iron minerals required for the global iron and steel industries. It is essential as part of the production process of steel, which is critical to the global economy as steel is used in such items as ships, buildings, cars, appliances and many other products. Management believes that China has a substantial and increasing demand for iron mineral to produce steel and that it represents a viable market for the company’s iron mineral production.

We expect that we will need approximately $2.5 million in new capital during the next 12 months in order to attain our objectives.

Our principal executive offices are located at 6360 Corporate Drive, Houston, Texas 77036 and our telephone number is (347)-341-0731.

Our Strategy

Management maintains a strategic plan of procuring iron mineral product and acquiring additional mineral rights and developing working business relationships with end users of iron mineral.  In addition to acquiring iron mineral product in Mexico and reselling to China and elsewhere, we will continue conducting mine evaluations of mineralized materials and mine reserves in Mexico and other feasible countries. We have entered into certain joint ventures in connection with the planned future construction, operation and extraction of iron mineral in Ensenada and Colima, Mexico. Management believes that the arrangements will assist in the funding and future operations of mines in Mexico.

Our goal is to become a key producer of iron mineral in Mexico. To achieve this goal we plan to increase our ability to secure iron mineral product and to develop a capacity to extract product through acquisitions, licensing rights and joint venture partnerships. Additionally, we intend to further develop current mine right concessions with joint venture partners.

We believe we will be able to maintain existing relationships and establish new relationships with major logistics operators in order to keep operating costs to a minimum without compromising operations.  We have applied to the Mexican government for our own export permit, which we expect would reduce our cost of logistics and port costs.

The Offering

Selling Stockholders

As of the date hereof, we have 204,980,000 shares of common stock issued and outstanding. Of those shares, 125,050,000 shares (approximately 61%) are held by affiliates of the company and 79,930,000 shares are held by non-affiliates.  All 58 selling stockholders are considered non-affiliates and the 57,930,000 shares offered hereunder represent approximately 28% of our total issued and outstanding shares.

Selling stockholders will initially offer their shares at $0.10 per share until such time as the shares are approved for and quoted on the OTCBB.  Thereafter, selling stockholders, to the extent a public market exists at such time, are expected to offer and sell shares primarily through public transactions at prices related to the prevailing market prices, or through private transactions at privately negotiated prices.

For a list of selling stockholders and the number of shares offered by each, please refer to the “Selling Stockholder” section.  Of the 58 selling stockholders, the 13 largest holders are offering an aggregate of 44,650,000 shares, or approximately 77% of the total shares offered.

Shares of common stock offered by the company – None

Shares of common stock outstanding before the offerings – 204,980,000 shares

Shares of common stock outstanding after the offerings – 204,980,000 shares

Shares of common stock, which may be sold by the selling stockholders – 57,930,000 shares

Terms of the offering – The selling stockholders will determine when and how they will sell the securities offered in this prospectus.

Use of proceeds

We will not receive any proceeds from the resale of shares offered by the selling stockholders hereby, all of which proceeds will be paid to the selling stockholders.

Risk factors - The purchase of our common stock involves a high degree of risk. Investor should not purchase our stock if they cannot afford the loss of their entire investment. Also see “Risk Factors” below.

Trading Market – None.
We intend to apply for quotation on the OTC Bulletin Board (“OTCBB”). We will require the assistance of a market-maker to apply for the quotation and there is no guarantee that a market-maker will agree to assist us.

Plan of distribution

Selling stockholders will initially offer their shares at $0.10 per share until the shares are approved for and quoted on the OTCBB.  Thereafter, to the extent a public market exists, we expect selling stockholders to offer and sell shares, from time-to-time, through public transactions at prices related to the prevailing market prices they consider appropriate.  Selling stockholders may also sell their shares through private transactions at privately negotiated prices. See "The Offering - Plan of Distribution."

Our Common Stock

We currently have an authorized capitalization of 500 million shares of common stock, par value $0.001 per share, of which 204,980,000 shares are issued and outstanding. The shares of common stock outstanding before and after this offering are 204,980,000 and will not have changes.

SUMMARY FINANCIAL INFORMATION

The following financial information summarizes the more complete historical financial information, included at the end of this prospectus, as of and for the years ended March 31, 2013 and 2012, and for the nine months ended December 31, 2013.

Statement of Operations Data
	For the Year Ended	For the Year Ended	For the Nine Months Ended	For the Nine Months Ended
	March 31, 2013	March 31, 2012	December 31, 2013	December 31, 2012
			(Unaudited)	(Unaudited)

Net Revenues	$5,568,172	$9,180,832	1,598,936	$0

Cost of net revenues	(5,119,636)	(7,719,386)	(2,040,143)	0
Gross profit (loss)	448,536	1,461,446	(441,207)	0
Operating expenses	(539,924)	(1,244,261)	(1,556,235)	(297,248)

Profit (loss) from operations	(91,388)	217,185	(1,997,442)	(297,248)

Interest expense	0	111,896	0	0
Income (loss) before taxes	(91,388)	105,289	(1,997,442)	(297,248)
Income taxes	0	0		0

Net profit (loss)	(91,388)	105,289	(1,997,442)	(297,248)

Basic income (loss) per share	$(.0010)	$.0011	(.0104)	(0.0029)

Weighted average number of shares outstanding	87,133,699	95,327,869	142,186,522	100,000,000

Balance Sheet Data
	March 31, 2013	March 31, 2012	December 31, 2013
			(Unaudited)
ASSETS
Total current assets	$850,047	$687	1,216,783

Total long term assets	1,889,961	2,103,171	2,680,053

Total assets	$2,740,008	$2,103,858	$3,896,836

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$44,101	$614,563	548,371

Total liabilities	44,101	614,563	548,371

STOCKHOLDERS' EQUITY

Common Stock	97,980	85,000	204,980
Additional paid-in capital	3,452,520	2,167,500	5,995,520
Accumulated deficit	(854,593)	(763,205)	(2,852,035)

Total stockholders’ equity	$2,695,907	$1,489,295	$3,348,465

Total liabilities and stockholders’ equity	$2,740,008	$2,103,858	$3,896,836

RISK FACTORS

An investment in our common stock involves significant risks, and should not be made by anyone who cannot afford to lose his or her entire investment. You should consider carefully the following risks, together with all other information contained in this prospectus, before deciding to invest in our common stock. If any of the following events or risks should occur, our business, operating results and financial condition would likely suffer materially and you could lose all or part of your investment.

Risks Relating to Our Business

Our auditors have expressed a going concern modification to their audit report.

Our independent auditors include a modification in their report to our financial statements expressing that certain matters regarding the company raise substantial doubt as to our ability to continue as a going concern. Note 8 to the March 31, 2013 financial statements states that we have accumulated significant losses, that we presently have insufficient cash flows from operations and will be required to raise capital to fund operations until we are able to generate sufficient revenue to support future development.  We intend to satisfy future financial needs through the sale of debt and equity securities.  There is also an expectation of further losses during the development of our business, all of which raises substantial doubt about our ability to continue as a going concern. There is no assurance that we will be able to obtain adequate financing, achieve profitability, or to continue as a going concern in the future.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results, which could have a material adverse effect on our share price.

Effective internal controls are necessary for us to provide accurate financial reports. We are in the process of documenting and testing our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related SEC rules. These regulations require, among other things, management to assess annually the effectiveness of our internal control over financial reporting.  During the course of this documentation and testing, we may identify significant deficiencies or material weaknesses that we may be unable to remediate before the deadline for those reports. If our controls fail or management or our independent auditors conclude in their reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information and negatively affect the value of our shares. Also, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

We have a limited operating history and if we are unable to generate sufficient revenues to pay operating expenses in the future, our business may fail resulting in the loss of any money invested in our common stock.

We have a limited operating history and our revenues have been volatile. We face many of the risks and challenges associated with businesses in their early stages in a competitive environment. Prospective investors have only limited information on which to make an evaluation of our business prospects.

If we are unable to successfully procure, produce and market our minerals on a profitable basis, we may not be able to generate sufficient cash flows to meet operating expenses.  Our prospects should be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of any new business in a competitive environment.  There can be no assurance that future operations will be profitable. Future revenues and profits, if any, will depend upon various factors, including our ability to successfully produce mineral product on in a commercial quantity, fluctuating costs and general economic conditions such as the spot price of minerals. There can be no assurance that we will achieve our projected goals or accomplish our business plans.  Such a failure would have a material adverse effect on us and the value and price of our shares.

Our business involves procuring and exploring for minerals and there is no guarantee that we will be successful in locating and commercially exploiting it.

In addition to acquiring iron mineral for resale, we are continually looking for and acquiring new properties in addition those that we presently control.  Although we believe that initial exploratory results and other geologic information concerning these properties are promising, we can give no assurance that a viable mineral deposit of any kind exists on these properties. We anticipate that extensive future exploration will be required before we can make a final evaluation as to the economic and legal feasibility of potential deposits. In the event we are unable to procure adequate iron mineral product and/or locate a commercially viable mineral deposit, our business could fail and investors in our shares could lose a portion or all of their investment.

Although we acquired the mining title right concession for the PILLAPAO 1 and PILLAPAO 2 properties from Groupo Santander SA DE CV, transfer of legal title to Groupo Santander is subject to approval from local authority.

Pursuant to a joint venture agreement, Groupo Santander assigned 100% of the mining title right concession for the PILLAPAO 1 and PILLAPAO 2 properties to GEO Tech.  However, the previous transfer to Groupo Santander of legal title to the rights is subject to approval by the Mexico Mining Minster Department, which is pending. The Mexican legal process is lengthy and highly unpredictable and there can be no assurance that transfer of legal title to Groupo Santander will be completed. In the event transfer to Groupo Santander cannot be finalized, we will not be able to proceed with the anticipated mining operations under the joint venture, which will have a negative impact on our future business plans.

Although we acquired the land title right for the Marias properties from Geo Iron Resource SA DE CV, transfer of legal land title to Geo Iron Resource is subject to approval from local authority.

Geo Iron Resource SA DE CV does not have full control of the legal land title of Marias. Because the Mexican legal process is lengthy and highly unpredictable and there can be no assurance that transfer of legal land title to Geo Iron Resource will be completed. In the event transfer to Geo Iron Resource cannot be finalized, we will not be able to proceed with the anticipated land ownership under the joint venture, which will have a negative impact on our future business plans.

The mineral trading business and exploration and mining industry is highly competitive, and we are at a disadvantage since many of our competitors are larger and better funded.

Procuring and marketing iron mineral product is very competitive and requires adequate funding to secure and market the product.  Also, discovering, exploring and exploiting a mineral prospect are highly speculative ventures. There are many companies more established in this industry who are better financed and/or who have closer working relationships with productive mining companies. This places our company at a competitive disadvantage. If we are unable to fund our projects internally, we may have to seek a partner such as a larger, more established mining company that could assist in financing our operations. We have entered into joint venture agreements with third parties to produce and market minerals from our property, but there can be no guarantee that the joint ventures or any other future arrangements will be successful.  If we are unable to successfully procure, produce and market minerals, either through our own efforts or through a joint venture, we will most likely be unable to generate sufficient revenues, which could cause us to cease active business operations.

Our business could be adversely affected by economic developments in the minerals industry and/or the economy in general.

Successfully procuring and marketing our minerals is highly dependent on volatile commodities prices.  Prices for iron minerals and other minerals may fluctuate that could make it difficult for us to sell our mineral products on a profitable basis.  Accordingly, we are susceptible to the commodities markets as well as possible downturns in the economy in general.  Any significant downturn in the market or in general economic conditions would likely negatively affect our business and your investment in our common stock.

Future operating results are difficult to predict.

Our revenues have been volatile in recent years and we will likely experience significant quarter-to-quarter fluctuations in revenues and net income or loss in the near future. Until we are able to evidence a consistent revenue and cash flow from operation, our quarter-to-quarter comparisons of historical operating results will not be a good indication of future performance. It is likely that in some future quarter, operating results may fall below the expectations of securities analysts and investors, which could have negative impact on the price of our common stock.

In the event we are able to operate our own mines in the future, we will be subject to extensive government laws and regulations particular to mining operations, compliance with which could impose significant costs and limit our ability to produce iron mineral or other minerals.

Our business is subject to all current and future government regulations generally associated with conducting business. In addition the mineral exploration and mining industry is subject to increasingly strict regulation by federal, state and local authorities in the United States and Mexico.  These regulations include, but are not limited to:

●	limitations on land use;

●	mine permitting and licensing requirements;

●	reclamation and restoration of properties after mining is completed;

●	management of materials generated by mining operations; and

●	storage, treatment and disposal of wastes and hazardous materials.

The risks and obligations associated with the laws and regulations related to these and other matters, including air emissions, water discharges and other environmental matters, may be costly and time-consuming and may restrict, delay or prevent commencement or continuation of exploration or production operations. If we become engaged in future mining operations, it is possible that we may not be able to comply with all current and future regulations applicable to our business. Although we intend to make all reasonable efforts to comply with applicable laws and regulations, we cannot assure you of our ability to do so. Failure to comply with material regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, suspension or revocation of permits or authorizations and other enforcement measures.  This would have an adverse effect on our ability to conduct business and could result in curtailing or ceasing business operations.  We have not made an assessment nor made a determination as to whether significant site reclamation costs related to our operations will be required in the future.

Our Mexican operations are subject to additional political, economic and other uncertainties not generally associated with domestic operations.

We are subject to significant risks inherent in exploration and resource extraction by foreign companies in Mexico. Exploration, development, production and closure activities in Mexico are potentially subject to heightened political, economic, regulatory and social risks that are beyond our control. Some of these risks include:

●	possible unilateral cancellation or forced re-negotiation of contracts;

●	unfavorable changes in laws and regulations;

●	royalty and tax increases;

●	claims by governmental entities or indigenous communities;

●	expropriation or nationalization of property;

●	political instability;

●	uncertainty regarding the enforceability of contractual rights and judgments; and

●	other risks arising out of foreign governmental sovereignty over areas in which our mineral properties are located.

Additionally, the right to export iron mineral and other metals may depend on obtaining certain licenses and permits, which could be delayed or denied at the discretion of the relevant regulatory authorities, or meeting certain quotas. Any of these conditions could lead to lower productivity and higher costs, which would adversely affect our financial performance, financial position and results of operations.

Any of these developments could require us to curtail or terminate future operations at our mineral properties in Mexico, incur significant costs to meet newly-imposed environmental or other standards, pay greater royalties or higher prices for labor or services and recognize higher taxes, which could materially and adversely affect our results of operations, cash flows and financial condition.

Because we are conducting business in Mexico, we could be adversely affected by local laws and possible political or economic instability in that country.

Conducting business and mineral exploration operations in a foreign country could subject us to certain unique risks not otherwise associated with operating in the United States.  If we do not comply with the operating and environmental standards established by the government, our license may be suspended or cancelled.  Also, Mexico, like many other countries, is currently facing economic and financial difficulties.  Although we believe the political situation to be relatively stable in Mexico, there can be no assurance that the present worldwide economic conditions will not result in added financial risks of doing business in Mexico, or in any other country.  Any significant worsening of economic and financial conditions in Mexico, or in general, would likely hurt our business and operating results.

We are dependent upon our directors, officer and consultants, the loss of any of whom would negatively affect our business.

We are dependent upon the experience and efforts of our directors, officers and consultants to operate our business. If any of these persons leave or otherwise be unable to perform their duties, or should any consultant cease their activities for any reason before qualified replacements could be found, there could be material adverse effects on our business and prospects. We have not entered into employment agreements with any individuals, and do not maintain key-man life insurance. Unless and until additional employees are hired, our attempt to manage our business and projects and meet our obligations with a limited staff could have material adverse consequences, including without limitation, a possible failure to meet a contractual or SEC deadline or other business related obligation.

Our future success depends on our ability to procure iron mineral product and to identify and acquire viable mineral deposits and successfully explore these properties.

As a mineral exploration company, we must continue to investigate, explore and acquire new mineral reserves, which will involve many factors, including the following:

●	our ability to exploit those properties upon which we hold concession rights and to acquire new rights on promising properties;

●	our ability to secure the necessary funds to conduct future activities on prospective mining properties;

●	the presence of viable mineral reserves on our properties;

●	our ability to maintain and expand future operations as necessary; and

●	our ability to attract and retain a qualified work force.

Currently, we are not engaged in direct mining activities. We cannot assure you that if we commence mining operations in the future, we will achieve or maintain any of the foregoing factors or realize profitable operations.

We may not be able to manage future growth effectively, which could adversely affect our operations and financial performance.

The ability to manage and operate our business as we execute our business plan will require effective planning. Significant rapid growth and/or possible future acquisitions could strain management and internal resources that could adversely affect financial performance. We anticipate that future growth could place a significant strain on personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require attracting, training, motivating, retaining and managing new employees and continuing to update and improve operational, financial and management controls and procedures. If we do not manage growth effectively, our operations could be adversely affected resulting in slower growth and a failure to achieve or sustain profitability.

We anticipate needing additional financing in order to accomplish our business plan.

At March 6 , 2014, we had cash on hand of $190,000 .  Management estimates that we will require approximately an additional $2,500,000 during the next 12 months to fully implement our current business plan.  There is no assurance that we will be able to secure necessary financing, or that any financing available will be available on terms acceptable to us, or at all.  Any additional offerings of our stock will dilute the holdings of our then-current stockholders. If we borrow funds, we would likely be obligated to make periodic interest or other debt service payments and be subject to additional restrictive covenants. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with the extent of available funding. At the present time, we do not intend to obtain any debt financing from a lending institution. If necessary, our board of directors or other stockholders may agree to loan funds to the company, although there are no formal agreements to do so. Failure to secure additional capital, if needed, could force us to curtail our growth strategy, reduce or delay capital expenditures and downsize operations, which would have a material negative effect on our financial condition.

Being a public company involves increased administrative costs, including compliance with SEC reporting requirements, which could result in lower net income and make it more difficult for us to attract and retain key personnel.

As a public company subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act,”) we incur significant legal, accounting and other expenses.  The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, require changes in corporate governance practices of public companies. We expect these new rules and regulations will increase our legal and financial compliance costs and make some activities more time consuming. For example, in connection with being a public company, we may have to create new board committees, implement additional internal controls and disclose controls and procedures, adopt an insider trading policy and incur costs relating to preparing and distributing periodic public reports. These rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee.

Management must invest significant time and energy to stay current with public company responsibilities, which limits the time they can apply to other tasks associated with operating our business.  It is possible that the additional burden and expense of operating as a public company could hinder our ability to achieve and maintain profitability, which would cause our business to fail and our investors to lose all their money invested in our stock.

We estimate that being a public company will cost us in excess of $100,000 annually.  This is in addition to all other costs of doing business.  It is important that we maintain adequate cash flow not only to operate our business, but also to pay the cost of remaining public. If we fail to pay public company costs as incurred, we could become delinquent in our reporting obligations and our shares may no longer remain qualified for quotation on a public market. Further, investors may lose confidence in the reliability of our financial statements causing our stock price to decline.

If we cease to be classified as an emerging growth company, we would not be able to take advantage of reduced regulatory reporting and financial requirements and related cost advantages.

The recently enacted JOBS Act reduces certain disclosure requirements for “emerging growth companies,” thereby decreasing related regulatory compliance costs. We qualify as an emerging growth company as of the date of this offering and may continue to qualify as an “emerging growth company” for up to five years. However, we would cease to qualify as an emerging growth company if:

●	we have annual gross revenues of $1.0 billion or more in a fiscal year;

●	we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or

●	we become a “large accelerated filer”, defined by the SEC as a company with a word-wide public float of its common equity of $700 million or more.

Upon the occurrence of any of the above, we would not be able to take advantage of the reduced regulatory requirements and any associated cost savings.

The exploration and mining industry is highly competitive, and we are at a disadvantage since many of our competitors are larger and better funded.

Discovering, exploring and exploiting a mineral prospect are highly speculative ventures. There are many companies already established in this industry, who are larger, better financed and/or who have closer working relationships with productive mining companies. This places our company at a competitive disadvantage. A significant portion of our business involves entering into joint venture agreements with strategic partners. There are no guarantees that our partnerships will be successful in producing and marketing production grade minerals from our property, in which event our business would be materially and adversely affected. If we are able to generate sufficient revenues from our operations, our business could fail causing us to cease active business operations.

Risks Relating to the Offering and Ownership of Our Common Stock

Currently, there is no public market for our common stock and there can be no assurance that any public market will ever develop or that our stock will be quoted for trading.

As of the date of this prospectus, there has not been any established trading market for our common stock and there is currently no public market whatsoever for our shares.  We intend to contact a broker/dealer to make an initial application to FINRA to have our common shares quoted on the OTCBB.  There can be no assurance that FINRA will approve the application or, if approved, that any market for our common stock will develop.  If a trading market does develop, we cannot predict the extent to which investor interest will result in an active, liquid trading market.

We do not anticipate our common stock to be followed by any market analysts and, most likely, only a few institutions would act as market makers for our shares.  Either of these factors could adversely affect the liquidity and trading price of our common stock.  Until an orderly market develops, if ever, the price at which the shares trade will probably fluctuate significantly.  Share price will likely be determined in the market and may be influenced by many factors including liquidity, business developments, investor perception and general economic and market conditions.  No assurance can be given that an orderly or liquid market for our shares will be developed or maintained.  Because of the anticipated low price of our common stock, many brokerage firms may not be willing to effect transactions in our common stock.

The stock price of our common stock in the public market may be volatile and subject to numerous factors.

There can be no assurance that our common stock will be accepted for quotation on the OTCBB or that an active trading market for our shares will ever develop or be maintained.  Accordingly, even if a market is created it could be difficult for holders of our common stock to liquidate their shares.  Any trading market for our shares will most likely be very volatile and subject to numerous factors, many beyond our control.  Some factors that may influence the price of our shares are:

●	our ability to develop our patents and technology into commercially viable products;

●	our ability to achieve and maintain profitability;

●	changes in earnings estimates and recommendations by financial analysts;

●	actual or anticipated variations in our quarterly and annual results of operations;

●	changes in market valuations of similar companies;

●	announcements by us or our competitors of significant contracts, new products or drugs, acquisitions, commercial relationships, joint ventures or capital commitments; and

●	general market, political and economic conditions.

In the past, following periods of extreme volatility in the market price of a particular company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert management's time and attention, which would otherwise be used to benefit our business.

Any trading market that may develop could be restricted because of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws.

Transfer of our common stock may be restricted under the securities laws promulgated by various states and foreign jurisdictions, commonly referred to as Blue Sky laws. Individual state Blue Sky laws could make it difficult or impossible to sell our common stock in those states. A number of states require that an issuer’s securities be registered in their state, or appropriately exempted from registration, before the securities can trade in that state.  We have no immediate plans to register our securities in any particular state. Absent compliance with such laws, our common stock may not be traded in such jurisdictions.  Whether stockholders may trade their shares in a particular state is subject to various rules and regulations of that state.

Future operating results are difficult to predict.

In the past, our revenues have fluctuated significantly and we will likely experience significant quarter-to-quarter fluctuations in revenues and net income (loss) in the future. Accordingly, our quarter-to-quarter comparisons of historical operating results will not be a good indication of future performance. It is likely that in some future quarter, operating results may fall below the expectations of securities analysts and investors, which could have negative impact on the price of our common stock.

Effective voting control of our company is held by directors and certain principal stockholders.

Approximately 71.8% of our outstanding shares of common stock are held by directors and a small number of principal (5%) stockholders. These persons have the ability to exert significant control in matters requiring stockholder vote and may have interests that conflict with other stockholders. As a result, a relatively small number of stockholders acting together, have the ability to control all matters requiring stockholder approval, including the election of directors and approval of other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We do not expect to pay dividends in the foreseeable future, which could make our stock less attractive to potential investors.

We anticipate that we will retain any future earnings and other cash resources for operation and business development and do not intend to declare or pay any cash dividends in the foreseeable future. Any future payment of cash dividends will be at the discretion of our board of directors after taking into account many factors, including operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not.

Future trading in our shares will most likely be subject to certain "penny stock” regulation, which could have a negative effect on the price of our shares in the marketplace.

In the event our common stock is approved for quotation of the OTCBB or other marketplace, of which there can be no assurance, trading will likely be subject to certain provisions and broker-dealer requirements, commonly referred to as penny stock rules, promulgated under the Exchange Act.  A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  These sales practice provisions may require a broker dealer to:

●      make a special suitability determination for purchasers of penny stocks;

●      receive the purchaser's prior written consent to the transaction; and

●      deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock, which would affect the ability of stockholders to sell their shares.  Broker-dealers may consider these requirements to be too cumbersome and impact their willingness to make a market in our shares.  Also, many prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Future sales or the potential sale of a substantial number of shares of our common stock could cause our market value to decline.

As of the date of this prospectus, we have 204,980,000 shares of common stock outstanding, of which 57,930,000 shares, or approximately 28% of the total outstanding, are being offered by selling stockholders under this prospectus.  The shares offered by selling stockholders will be freely tradable without restriction upon the effectiveness of our registration statement.

Of the remaining shares outstanding, 147,050,000 shares are considered restricted securities and may be sold only pursuant to a registration statement or the availability of an appropriate exemption from registration, such as Rule 144. Our stockholders may not avail themselves to Rule 144 until 90 after the effective date of the registration statement to which this prospectus relates. Sales of a substantial number of these restricted shares in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and materially impair our ability to raise capital through the sale of additional equity securities.

In the event we issue additional common stock in the future, current stockholders could suffer immediate and significant dilution, which could have a negative effect on the value of their shares.

We are authorized to issue 500 million shares of common stock, of which 295,020,000 shares are unissued.  Our board of directors has broad discretion for future issuances of common stock, which may be issued for cash, property, services rendered or to be rendered, or for several other reasons. We also could possibly issue shares to make it more difficult or to discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations the board determines that a takeover proposal was not in the company's best interests, unissued shares could be issued by the board without stockholder approval. This might prevent, or render more difficult or costly, completion of an expected takeover transaction.

We do not presently contemplate additional issuances of common stock in the immediate future, except to raise addition capital, although we presently do not have an agreement or understanding to sell additional shares. Our board of directors has authority, without action or vote of our stockholders, to issue all or part of the authorized but unissued shares. Any future issuance of shares will dilute the percentage ownership of existing stockholders and likely dilute the book value of the common stock, which could cause the price of our shares to decline and investors in the shares to lose all or a portion of their investment.

The existence of warrants, options, debentures or other convertible securities would likely dilute holdings of current stockholders and new investors.

As of the date of this prospectus, there are no options, warrants or other rights outstanding to purchase our common stock.  If management decides to issue convertible securities, such as funding instruments or incentive options to key employees, the existence of these convertibles may hinder future equity offerings. The exercise of outstanding options or convertible securities would further dilute the interests of all of our existing stockholders. Future resale of common shares issuable on the exercise of convertible securities may have an adverse effect on the prevailing market price of our common stock. Furthermore, holders of convertible securities may have the ability to exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act. Accordingly, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. Additionally, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

As long as we are an emerging growth company, we cannot predict if investors will find our common stock less attractive because we may rely on exemptions provided by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

FORWARD-LOOKING INFORMATION

This prospectus contains certain forward-looking statements relating to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will” “should," “expect," "intend," "plan," anticipate," "believe," "estimate," "predict," "potential," "continue," or similar terms, variations of such terms or the negative of such terms. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those risks discussed in the “Risk Factors” section beginning on page 6. Although forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment, actual results could differ materially from those anticipated in such statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the resale of shares offered by the selling stockholders hereby, all of which proceeds will be paid to the selling stockholders. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICES

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act or Regulation D or Regulation S promulgated under the Securities Act.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

We are not offering or selling any of the shares of common stock in this offering.  All of the offered shares are held by selling stockholders and, accordingly, no dilution will result from the sale of the shares.

MARKET FOR OUR COMMON STOCK

There is not currently, nor has there ever been, a public trading market for our common stock.  As of the date hereof, there are approximately 69 stockholders of record of our common stock. We are requesting a broker/dealer to make an initial application to FINRA to have our shares quoted on the OTCBB.  The application consists of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the Exchange Act.

Inclusion on the OTCBB will permit price quotations for our shares to be published by that service, although we do not anticipate a public trading market in our shares in the immediate future.  Except for the application to the OTCBB, we have no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that our shares will be accepted for quotation and trading on the OTCBB or any other recognized trading market. Also, there can be no assurance that a public trading market will develop following acceptance by the OTCBB or at any other time in the future or, that if such a market does develop, that it can be sustained.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state.

Penny Stock Rule

It is unlikely that our securities will be listed on any national or regional exchange or The NASDAQ Stock Market in the foreseeable future.  Therefore our shares most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule.  Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is:

●	registered and traded on a national securities exchange meeting specified criteria set by the SEC;

●	authorized for quotation on the NASDAQ Stock Market;

●	issued by a registered investment company;

●	excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or

●	exempted from the definition by the SEC.

Broker-dealers who sell penny stocks to persons other than established customers and accredited investors, are subject to additional sales practice requirements.  An accredited investor is generally defined as a person with assets in excess of $1,000,000, excluding their principal residence, or annual income exceeding $200,000, or $300,000 together with their spouse.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and receive the purchaser's written consent to the transaction prior to the purchase.  Additionally, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market.  A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.  Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

These requirements may be considered cumbersome by broker-dealers and impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which our shares trade. Classification of the shares as penny stocks increases the risk of an investment in our shares.

 Rule 144

A total of 147,050,000 shares of our common stock presently outstanding and not being registered for resale under this prospectus, are deemed to be “restricted securities” as defined by Rule 144 under the Securities Act of 1933 (the “Securities Act”). Rule 144 is the common means for a stockholder to resell restricted securities and for affiliates, to sell their securities, either restricted or non-restricted control shares. The SEC amended Rule 144, effective February 15, 2008.

Under the amended Rule 144, an affiliate of a company filing reports under the Exchange Act who has held their shares for more than six months, may sell in any three-month period an amount of shares that does not exceed the greater of:

●	the average weekly trading volume in the common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale, or

●	1% of the shares then outstanding.

Sales by affiliates under Rule 144 are also subject to certain requirements as to the manner of sale, filing appropriate notice and the availability of current public information about the issuer.

Rule 144 is not available to our stockholders for a period of 90 days after we become subject to the reporting requirements of the Exchange Act. The 90-day period will begin upon the effective date of the registration statement to which this prospectus relates.  A non-affiliate stockholder of a reporting company who has held their shares for more than six months, may make unlimited resale under Rule 144, provided only that the issuer has available current public information about itself.  After a one-year holding period, a non-affiliate may make unlimited sales with no other requirements or limitations.

We cannot predict the effect any future sales under Rule 144 may have on the market price of our common stock, if a market for our shares develops, but such sales may have a substantial depressing effect on such market price.

DIVIDEND POLICY

We have never declared cash dividends on our common stock, nor do we anticipate paying any dividends on our common stock in the future.

THE OFFERING – PLAN OF DISTRIBUTION

Commencing the date of this prospectus, selling stockholders identified herein may offer and sell up to 57,930,000 shares of our common stock. Selling stockholders will initially offer their shares at $0.10 per share until such time as the shares are approved for and quoted on the OTCBB. Thereafter, the shares will be offered at market prices, if a market develops, or at privately negotiated prices. There is currently no trading market or quoted price for our stock. The above offering price has been arbitrarily determined without any relation to factors such as a value determination, price earnings ratio, book value, or any other objective criteria.

Contemporaneously with the filing of the registration statement, to which this prospectus relates, we will request that a broker-dealer submit an application to have our shares quoted on the OTCBB.  There can be no assurance that our shares will be accepted by the OTCBB, or that an active market for our shares will be established.

The term "selling stockholders" includes pledges, transferees or other successors-in-interest selling shares received from the selling stockholders as pledges, assignees, and borrowers or in connection with other non-sale-related transfers. This prospectus may also be used by transferees of selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales. Selling stockholders will act independently of the company in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds from sales by the selling stockholders.

At such time when our shares are approved for quotation on the OTCBB, we expect selling stockholders will sell their shares primarily through the over-the-counter at prevailing market prices. Selling stockholders may sell, from time-to-time in, one or more transactions at or on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. Sales may be made at fixed or negotiated prices, and may be affected by means of one or more of the following transactions, which may involve cross or block transactions:

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	Privately negotiated transactions;

●	settlement of short sales;

●	transactions in which broker-dealers may agree with one or more selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

●	a combination of any of the above or any other method permitted pursuant to applicable law.

Selling stockholders may also sell shares under existing exemptions under the Securities Act, such as Rule 144 if available, rather than under this prospectus. Each selling stockholder has the sole discretion to not accept any purchase offer or make any sale if they deem the purchase price to be unsatisfactory at a particular time. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser in amounts to be negotiated. Selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with sales of common stock or interests therein, selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales in the course of hedging the positions they assume. Selling stockholders may engage in short sales, puts and calls or other transactions in our shares or derivatives of our securities, and may sell and deliver shares in connection with these transactions.

Selling stockholders and broker-dealers or agents involved in an arrangement to sell any of the offered shares may, under certain circumstances, will be deemed an "underwriter" within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent, may be deemed an underwriting discount and commission under the Exchange Act. No selling stockholder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of their shares, we will be required to amend the registration statement, of which this prospectus is a part, and file a prospectus supplement to describe such arrangement.

We have agreed to pay all fees and expenses related to the registration of the common stock, including SEC filing fees. Each selling stockholder will be responsible for all costs and expenses in connection with the sale of their shares, including brokerage commissions or dealer discounts. We will indemnify selling stockholders against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act.

Common shares sold pursuant to this prospectus will be considered freely tradable in the hands of persons acquiring the shares, other than our affiliates.

Selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of our common stock by them. The foregoing may affect the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Selling stockholders and others participating in the sale or distribution of the shares offered hereby, are subject to Regulation M of the Exchange Act. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of shares by, selling stockholders, affiliated purchasers and any broker-dealer or other person participating in the sale or distribution. Under Regulation M, these persons are precluded from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares offered by this prospectus.

No selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

SELLING STOCKHOLDERS

We are registering the common stock offered for resale pursuant to this prospectus in order to afford stockholders the opportunity to sell their shares in a public transaction. Selling stockholders are offering up to 57,930,000 shares of our common stock. The following table provides information regarding the beneficial ownership of our common stock being offered by selling stockholders. Each selling stockholder’s percentage of ownership depicted below is based on 204,980,000 shares outstanding as of the date of this prospectus. The table includes the number of shares owned beneficially by each selling stockholder, the number of shares that may be offered for resale and the number of shares to be owned beneficially by each selling stockholder after the offering. The table has been prepared on the assumption that all the shares of common stock offered hereby will be sold.

None of the selling stockholders is presently, or has been for the past three years, an affiliate of GEO Tech whether as an officer, director, promoter or principal stockholders. The majority of selling stockholder, except as individually referenced below, acquired their shares for $0.10 per share cash between October 10, 2012 and January 31, 2013 pursuant to the private placement of 12,980,000 shares of common stock. The remaining stockholders acquired their shares individually directly from the company in private transaction at the price and per the terms indicated in the table.

In computing the number of shares beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, we have included all shares of common stock owned or beneficially owned by that selling stockholder. Each selling stockholder may offer shares for sale, from time-to-time, in whole or in part. Except where otherwise noted, each selling stockholder named below has, to the best of our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

Any or all of the securities listed below may be retained by any of the selling stockholders and, therefore, no accurate forecast can be made as to the number of securities that will be held by the selling stockholders upon termination of this offering. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale.

Beneficial Ownership Name	Date Acquired	Price/Share	Shares Acquired	Amount of Consideration	Number of Shares Owned and Registered	Number of Shares Owned After Offering	Percentage After Offering
Roman Avzski	5/18/2013(2)	$ 0.0105	3,000,000	$ 31,500	3,000,000	0	0.0000%
Janet Banea	1/31/2013(1)	0.10	100,000	10,000	100,000	0	0.0000
Que Bo	1/31/2013(1)	0.10	460,000	46,000	460,000	0	0.0000
Jonathan Brennan	6/30/2013(3)	0.10	500,000	50,000	500,000	0	0.0000
Danny Chen	1/31/2013(1)	0.10	200,000	20,000	200,000	0	0.0000
Anita Cheung	1/31/2013(1) 5/18/2013(2)	0.10 0.0105	500,000 1,700,000	50,000 17,850	2,200,000	0	0.0000
Bill Cheung	1/31/2013(1)	0.10	400,000	40,000	400,000	0	0.0000
Tat Lim Cheung	1/31/2013(1)	0.10	500,000	50,000	500,000	0	0.0000
Patrick Chew	1/31/2013(1)	0.10	200,000	20,000	200,000	0	0.0000
Henry Chong	1/31/2013(1)	0.10	100,000	10,000	100,000	0	0.0000
Lan Dan	1/31/2013(1)	0.10	300,000	30,000	300,000	0	0.0000
David Eng	6/30/2013(3)	0.10	500,000	50,000	500,000	0	0.0000
Khristine K. Espinoza	1/31/2013(1)	0.10	200,000	20,000	200,000	0	0.0000
Samin Fnu	1/31/2013(1)	0.10	500,000	50,000	500,000	0	0.0000
Elie Adam Goldenberg	1/31/2013(1)	0.10	100,000	10,000	100,000	0	0.0000
Joseph Greco, Jr.	5/7/2010(4)	0.05	1,000,000	50,000	1,000,000	1,500,000	0.073
	5/18/2013(2)	0.0105	1,500,000	15,750
Joseph Greco, Sr.	5/7/2010(4)	0.05	1,000,000	50,000	1,000,000	1,500,000	0.073
	5/18/2013(2)	0.0105	1,500,000	15,750
Wei Jun Guan	1/31/2013(1)	0.10	500,000	50,000	500,000	0	0.0000
Bao Ling Huang	1/31/2013(1)	0.10	200,000	20,000	200,000	0	0.0000
Qing Huang	1/31/2013(1)	0.10	100,000	10,000	100,000	0	0.0000
Yin Huang	1/31/2013(1)	0.10	500,000	50,000	500,000	0	0.0000
Yu Lian Huang	1/31/2013(1)	0.1	500,000	50,000	500,000	0	0.0000
Richard Le	1/31/2013(1)	0.10	200,000	20,000	200,000	0	0.0000
Sylvia Cheung Lee	1/31/2013(1)	0.10	200,000	20,000	200,000	0	0.0000
Ting F. Li	2/8/2011(4)	0.10	7,000,000	700,000	7,000,000	0	0.0000
Ling Cong Li	2/8/2011(4)	0.10	3,000,000	300,000	3,000,000	0	0.0000
Wan Hong Li	1/31/2013(1)	0.10	500,000	50,000	500,000	0	0.0000
Yong Liao	1/31/2013(1)	0.10	500,000	50,000	500,000	0	0.0000
Xiang Liao	1/31/2013(1)	0.10	500,000	50,000	500,000	0	0.0000
Jui An Lin	1/31/2013(1)	0.10	100,000	10,000	100,000	0	0.0000
Zhi Min Liu	1/31/2013(1)	0.10	100,000	10,000	100,000	0	0.0000
Chalermchai Losirisup	1/31/2013(1)	0.10	500,000	50,000	500,000	0	0.0000
Ricky Lu	1/31/2013(1)	0.10	400,000	40,000	400,000	0	0.0000
Wen Huo Lu	2/28/2011(4)	0.065	1,000,000	65,000	1,000,000	0	0.0000
Kwon Wing Ng	1/31/2013(1)	0.10	200,000	20,000	200,000	0	0.0000
Nancy Shui Yin Ng	1/31/2013(1)	0.10	100,000	10,000	100,000	0	0.0000
Patrick Ng	8/27/2010(4)	0.07	10,000,000	700,000	10,000,000	0	0.0000
Peter Ng	1/31/2013(1)	0.10	500,000	50,000	500,000	0	0.0000
Vy Nguyen	6/30/2013(3)	0.10	300,000	30,000	300,000	0	0.0000
Michael Palescandolo	6/30/2013(3)	0.10	500,000	50,000	500,000	0	0.0000
Zhenrong Situ	1/31/2013(1)	0.10	100,000	10,000	100,000	0	0.0000
Elliot Tebele	1/31/2013(1)	0.10	100,000	10,000	100,000	0	0.0000
Robert Thomas	6/30/2013(3)	0.10	500,000	50,000	500,000	0	0.0000
Kan Nam Tong	1/31/2013(1)	0.10	100,000	10,000	100,000	0	0.0000
John Chun Wai Tsang	1/31/2013(1)	0.10	100,000	10,000	100,000	0	0.0000
Philip Tsang	1/31/2013(1)	0.10	100,000	10,000	100,000	0	0.0000
Yefim Vaynshelbaum	1/31/2013(1)	0.10	200,000	20,000	200,000	0	0.0000
Qi Wang	1/31/2013(1)	0.10	500,000	50,000	500,000	0	0.0000
Zhao Feng Wang	1/31/2013(1)	0.10	500,000	50,000	500,000	0	0.0000
You Lian Wen	1/31/2013(1)	0.10	220,000	22,000	220,000	0	0.0000
Kai Pan Wong	1/31/2013(1)	0.10	200,000	20,000	200,000	0	0.0000
Dak Tse Yee	1/31/2013(1)	0.10	200,000	20,000	4,650,000	0	0.0000
	5/18/2013(2)	0.0105	250,000	2,625
	6/30/2013(3)	0.10	4,200,000	420,000
Sui Yuet Wong Yee	1/31/2013(1)	0.10	200,000	20,000	200,000	0	0.0000
James Yeung	6/30/2013(3)	0.10	10,000,000	1,000,000	10,000,000	0	0.0000
Ming Sheng Yi	1/31/2013(1)	0.10	200,000	20,000	200,000	0	0.0000
Edward Yu	1/31/2013(1)	0.10	100,000	10,000	100,000	0	0.0000
Wei Xin Zeng	1/31/2013(1)	0.10	500,000	50,000	500,000	0	0.0000
Gui Bin Zhang	1/31/2013(1)	0.10	500,000	50,000	500,000	0	0.0000
RuiQin Zhang	1/31/2013(1)	0.10	500,000	50,000	500,000	0	0.0000
TOTAL			60,930,000	$ 4,946,475	57,930,000	3,000,000	0.0146%

(1)	Shares acquired for $0.10 per share cash pursuant to the company’s private placement of 12,980,000 shares of common stock completed on January 31, 2013.
(2)	Shares acquired on May 18, 2013 pursuant to acquisition of assets and property in Mexico, valued at $0.0105 per share.
(3)	Shares acquired during the three-month period ended June 30, 2013 in exchange for services rendered to the company, valued at $0.10 per share.
(4)	Shares acquired between May 7, 2010 and February 28, 2011 for cash ranging from $0.015 to $0.10 per share.

CAPITALIZATION

The following table sets forth our actual capitalization at March 31, 2013 and December 31, 2013. This table should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

	March 31, 2013	December 31, 2013
		(Unaudited)
Common stock: 500,000,000 shares authorized,
Par value of $0.001; 97,980,000 and 204,980,000 shares issued and outstanding	$97,980	$204,980
Additional paid-in capital	3,452,520	5,995,520

Deficit accumulated during exploration stage	(854,593)	(2,852,035)

Total stockholders' equity	$2,695,907	$3,384,465

LEGAL PROCEEDINGS

From time-to-time, we may be involved in various claims, lawsuits, and disputes with third parties incidental to the normal operations of the business. As of the date of this prospectus, we are not aware of any material claims, lawsuits, and disputes with third parties or regulatory proceedings that would have any material effect on our company, except as set forth below

GEO Tech is a party to an action filed on July 6, 2012 in the Harris County, Texas Judicial Court titled GEO JS Tech Group Corp, Inc. vs. Robert L. Cotton, et. al. GEO Tech’s action is based on breach of contract, breach of fiduciary duty and tortuous interference of an existing contract with defendant, Cotton & Western Mining, Inc. The action involves payments claimed to be due under a contract for equipment related to the shipment of iron mineral and the return of the equipment. In a related action, the defendants filed an action in September 2012 in the Superior Court of San Diego County, California titled Cotton & Western Mining, Inc. vs. GEO J.S. Tech Group, Inc., et al., in which they allege similar claims against GEO Tech.

On July 19, 2013, the Texas Court ruled that it has subject matter jurisdiction over the matter and has the authority to rule in the case between the parties since the Texas case was filed prior to the California case.  Furthermore, GEO Tech has sought sanctions against all the Defendants for discovery abuse, which sanctions have been granted by the Court. The sanctions include barring the Defendants from producing any supporting evidence at trial or allowing them to produce witnesses at trial. An initial trial date was set for November 4, 2013, but has been continued. Our complaint asks for injunctive relief, for the return of the company’s initial capital investment, the company’s share of profits from two previous shipments of iron mineral, and for the return of the company’s equipment that Defendants have in their possession. The company believes that it has meritorious claims against Robert L. Cotton and Cotton & Western Mining, Inc., although no outcome can be determined at this time.

BUSINESS

Current Business

GEO Tech is engaged in the business of procuring and delivering commodities in the international market, focusing on iron mineral trading in Mexico. We currently hold joint ventures and licensing rights to iron mineral mines in the areas of Baja, California (Baja California, Mexico).  The company presently has mining title rights concessions and options to purchase a total of approximately 2,689 hectares in Mexico.  A hectare is a metric unit of area defined as 10,000 square meters. As an exploration stage company, it is our intention to exploit potential mining operations in the future in order to obtain marketable iron mineral product.

While in the exploration stage, our primary focus is to procure iron mineral in Mexico and sell iron mineral to buyers in China and, ultimately, elsewhere in the world. We possess certain mining rights and joint ventures that allow us to procure mineral product for resale.  The company has completed four shipments as depicted below.  Dollar amounts are per ton.

Date	MTS	Lump Grade	Iron Cost	Source	Transport Fee	Port Fee	Freight Cost	Contract Price	Buyer	Vessel Name
2 Apr 2011	38,212	High	$50	3rd Party Purchase	$10.50	$7.50	$41 CNF	$137	CW Metal	Kriton
4 Sep 2011	36,001	High	$50	3rd Party Purchase	$10.50	$7.50	$43 CNF	$143	China Best Intl	Loreto
25 Feb 2013	33,282	High	$55	3rd Party Purchase	$12	$10	$0 FOB	$92	Pan Core	Pretty
9 May 2013	47,955	Low	$55	3rd Party Purchase	$12	$10	$0 FOB	$82	Zion Intl	Stride

We are pursuing the securing of our own mining operations, initially the advancement of our principal project, El Sara (“IMO”), and the exploration of other project sites located in San Simon, San Quintín, Ensenada, Baja California, Mexico. We are investigating potential new mines in the Manzanillo, Colima, Mexico region.  Through two joint ventures completed in November of 2012, the company holds concession rights for Marías, a property of almost 364 hectares, PILLIPAO 1 of approximately 250 hectares, and PILLIPAO 2 of approximately 1,300 hectares.  There is currently no activity at any of these locations.

For the Marías project, GEO Tech acquired 100% of the mining title right concessions, 50% upon execution of the joint venture agreement with Geo Iron Resource DE CV and the remaining 50% upon exercising an option in May 2013 in consideration for 50 million shares of GEO Tech common stock.  Also, upon execution of the joint venture agreement with Groupo Santander SA DE CV, we acquired 50% of the mining title right concessions to the PILLIPAO 1 and PILLIPAO 2 properties and, in May 2013, GEO Tech exercised the option to pay 40 million shares of our common stock for the remaining 50% interest.  The rights to the PILLIPAO 1 and PILLIPAO 2 properties are subject to final transfer of legal title to Groupo Santander with the Mexico Mining Minister Department.  The company has no known mineral reserves as defined by SEC Industry Guide 7.  Furthermore, the Marias, PILLIPAO 1 and PILLIPAO 2 projects will not be considered as material properties on our financial statements.  We do not anticipate any exploration of these mining rights until late 2014.

All three properties are Federal, unpatented concession rights and can be further identified as follows:
Property	Title No.	Concession Name	Recording Date	Start and Expiration Dates
Marias	234918	MARIAS	January 30, 2013	September 15, 2009 to September 14, 2059
PILLIPAO 1	239618	PILLIPAO	June 15, 2012	January 31, 2012 to January 30, 2062
PILLIPAO 2	239767	PILLIPAO 2	June 15, 2012	February 28, 2012 to January 27, 2062

In order to procure commodities and deliver the requested product in the international market, we must deal with several different third party factors and have strong working relationships throughout several nations.  GEO Tech is a relatively small company and must compete with other much larger and more experienced entities engaged in delivering iron mineral to China.  In order to accomplish our business plan, we intend to rely on experience of our management team.

Business Strategy

Our current business strategy is to procure iron mineral product from existing properties in Mexico for resale in China and then to concentrate on the exploration of other mines. Currently, we procure product from local miners, who are paid when they deliver their product to our four-acre patio rental property in Mexico, where the product is stockpiled.  We then use our excavators to load the material, usually large rocks and boulders, into the main jaw rock crusher to crush the rock into smaller material of about 2-4 inches in size.  A secondary crusher gets the material to around a 3/8 inch. After the crushing is completed, the finished product is stockpiled in an area of the patio until we establish a confirmed order.  We then procure a ship for transport to the buyer.  When the ship is ready, we hire local truckers to transport the material to the dock where it is loaded into the ship and transported and sold as either CNF (cost and freight) or FOB (freight on board). We do not have screening operation at the patio location as as defined under Industry Guide 7 paragraph (b)(2).  The land is leased by GEO Iron Resources SA de CV,no permits are required, no water is needed and any tailings are sold as salvage.  Management estimates that the crushing capacity is up to 1,000 MTS per eight hour day and typical utilization in an eight hour day averages approximately 750 MTS.

We believe we can grow capacity through additional acquisition, exploration and excavation efforts.  Our plan depends on our ability to accomplish two factors as follows:

●      Exploit current iron mineral reserves in Mexico and exercise options for additional rights at such time as business conditions warrant and we have sufficient funds available; and

●      Maintain strategic, strong and existing working business relationships directly with end users of iron mineral in China.

In order to develop our business plan, we anticipate being in a position to excavate and retrieve iron mineral and, in turn, sell the product to our Chinese contacts, although we have no formal agreements with these prospective buyers.  We endeavor to develop business relationships with top Chinese corporations that are purchasers of large commodities. We currently are selling only to Chinese buyers, although we anticipate expanding to other areas in the future as business warrants.

As discussed above, we have also entered into joint ventures for future mining projects with the following companies. Three members of our management team, Jimmy Yee and Huang Yi-Jun, and Edward Mui have visited all of the properties:

●      Marías under Geo Iron Resource SA de CV

●      PILLIPAO 1 under Groupo Santander SA de CV

●      PILLIPAO 2 under Groupo Santander SA de CV

We believe that holding rights to these mines would be advantageous to our marketing of iron mineral, although none of the properties have known mineral reserves.  There are many reasons that a supplier must control their own supply rather than act in the role of middleman.  Some of these reasons are:

•
Consistency of supply:  Rather than relying on a contract for resale to the end user, the supply will always be available, depending on the production of the future mining operation.  This is an important factor in the present state of iron mineral procurement in which the largest suppliers generally control a marketplace, which makes it difficult for a small to moderate sized company to thrive.

•
Control of price:  We believe that owning our own supply could shelter us from the rise in prices due to speculation and we would be able to gauge price on mining costs and demand, which allows GEO Tech to be more competitive.

•	Credibility: We believe that mining and marketing product that is from a GEO Tech mine could result in greater credibility in a highly competitive marketplace.

•	Expansion Potential: Management anticipates that our own supply of iron mineral product could enhance the probability of future expansion.

As part of this strategy, we will endeavor to continue and develop business relationships with Chinese corporations that are large purchasers of commodities.  To date, 100% of our sales have been to China and we expect this will continue through 2015. Some of the companies that GEO Tech has done business with are as follows:

•	Sino Steel in Beijing China

•	Shandong Huaxix (Huaxi) Industry in Qingdao China

•	Sino SI international in Beijing

•	Zhongchu Development Stock Corp

•	Zion International trading Company, China

•	Panacore Resources DMCC, Dubai U.A.E

•	C.W. Metal, China

•	China Best International, China

Furthermore, we have entered into an agreement with a Mexican corporation, GEO Tech Group SA de CV, which was set up in 2010 and is 70% owned by one of our principals, Edward Mui.  Mr. Mui also acts as the managing partner for the Mexican operation.  A corporation in Mexico may be owned completely by foreigners without risk of nationalization by the government.  This has allowed us to establish an office in Ensenada in order to maintain a local presence and to more efficiently operate our business. The Mexico office is staffed by a receptionist, two administrative assistants, a house lawyer, an accountant, and an officer, who are responsible for running day-to-day office operations.  Additional support staff in the Mexican operation is provided by a logistics specialist and a geologist.

Joint Ventures

The company has entered into various joint venture agreements discussed below, which may define different mining and land title rights.  Mining title rights give GEO Tech the authority to extract minerals from the property under permission of the landowner, who typically receives a royalty and is the party responsible for all Mexican government related property taxes and regulations.  Legal land title gives the company the additional benefits of not having to pay royalties and the ability to sell or lease the land, with the additional responsibility of taking care of all government related property taxes and regulations.

GEO Tech has signed joint venture agreements with Groupo Santander SA DE CV (November 20, 2012) and Geo Iron Resource DE CV (November 28, 2012) for construction, operation and extraction of iron mineral at or near the Manzanillo, State of Colima, Mexico.  More specifically, these venture partners hold the rights, license, authority, governmental concession and/or requisite mining permit under Mexican Mining Law to extract, mine and sell or transfer the iron mineral on the open commodity trade market to foreign investors. These rights apply to minerals from indicated parcels of land known as “PILLIPAO 1” and “PILLIPAO 2” (Groupo Santander SA DE CV) and Marias (Geo Iron Resource DE CV) in Manzanillo , Colima , Mexico.

Each joint venture has basically the same material terms. Upon execution of the GEO Santander agreement, we acquired 50% of the mining title right concession of the PILLAPAO 1 and PILLAPAO 2 properties. GEO Tech also received a five-year option to acquire the remaining 50% of the mining title right concession in exchange for GEO Tech common stock. Upon exercise of the option in May 2013, the company issued 30 million shares of its common stock for the remaining 50% and issued an additional 10 million shares to an individual for execution of the buyout contract. This gave GEO Tech 100% ownership of the mining title right concession to the PILLAPAO 1 and PILLIPAO 2 properties. Only when operations commence, GEO Tech is obligated to contribute an initial $100,000 for the financial support for the business, general operations and non-operational costs of the joint venture as well as commit certain mining equipment to the joint venture. We are also obligated to invest up to an additional $500,000 to the joint venture to maintain the continuity of mining operations under the joint venture. No funds have been provided to date because operations have not begun. These funds will not be due until operations are underway.

Although 100% of the mining title right concession to PILLAPAO 1 and PILLIPAO 2 have been assigned to GEO Tech, the legal mining title right has not yet been transferred to Groupo Santander. Mexican law provides that mining title rights be held by a Mexican entity or citizen. A $650,000 deposit was previously made for the benefit of a Mexican citizen who is transferring mining title rights to Groupo Santander. The transfer is presently being processed by the Mexico Mining Minister Department and could take between three and six months to finalize. Until the mining title right is transferred to Groupo Santander, the $650,000 deposit is being accounted for as a long-term deposit under the long-term asset section of the company’s financial statements. When transfer is complete, because 100% of the mining title right concession was previously assigned to GEO Tech, the deposit will be carried on the company’s financial statements as a mining asset.

Pursuant to the Geo Iron Resource joint venture, immediately after signing the agreement Geo Tech owns 50% of the mining title right concessions of Marias.  GEO Tech also received a five-year option to acquire the remaining 50% of the mining title right concessions in exchange for GEO Tech common stock. Upon exercise of the option in May 2013, the company issued 50 million shares of GEO Tech common stock for the remaining 50%, giving GEO Tech 100% ownership of the mining title right concession to the Marias property. Mining title concession to the Marias property was transferred to Geo Iron Resource. GEO Tech must also commit certain mining equipment to the joint venture and is also obligated to invest up to an additional $500,000 to maintain the continuity of mining operations under the joint venture. These funds will not be due until operations are underway. Because the legal process in Mexico can be highly unpredictable, there is no assurance that the process can be completed.  Accordingly, we have recorded the payment as an exploration cost.

To date we have incurred a $100,000 exploration cost for the land title right and we must deposit another $100,000 before acquiring the 100% land title to the Marias property. The $100,000 deposit was for a land title rather than a mining title right concession and was expensed as an exploration cost on our financial statements. We will not have full control of the land title until the Mexican government approves the transfer in the future.

The company has a mining project called El Sara described below.  The Joint Venture for development related to this project is split into two equal parts between GEO Tech (50%) and Canaan Mining (50%).  GEO Tech will provide mining services related to documentation of commercial production of the iron sands which includes technical data, technology needed, engineering design and mine layout.  Canaan Mining or an affiliate company shall contribute up to $5,000,000 in the form of equipment or working capital.  Luis Adolfo Barbosa Cordova provides the mining title right for a royalty of $12 per MTS under this agreement.

Management believes that the joint venture agreements  do not require monetary contribution until the Mexican Mining Minister grants the environmental permit to our Joint Venture partners.  In the meantime, the company has contributed expertise (management and logistics) and some fixed costs.  For example, knowledge of the iron mineral business, networking with our buyers and paying legal and license fees in Mexico.

GEO Tech owns a 50% interest in each joint venture and full ownership (100%) of each title concession right we acquired on May 18, 2013.  The percentage ownership of Groupo Santander SA DE CV and GEO Iron Resource SA DE CV is disclosed in footnote 6 to our December 31, 2013 financial statements.

During fiscal year ended March 31, 2013, the company did no business with Groupo Santander. Ownership of Groupo Santander consists of 62.62% owned by Jeff Zhou, an officer and stockholder of the company, and the balance of the 37.37% owned by five other unrelated persons; 18.75% by Wei Qiu, 7.5% by Shan M Chan, 6.25% by Guo D Lin, 4.25% by Anita Cheung and 0.63% by Dak T Yee.

During the period ended December 31, 2013 and fiscal year ended March 31, 2013, the company paid $29,000 and $4,062,000, respectively, for production costs to Geo Iron Resource, which was 51% owned by Edward Mui, 13% by Jimmy Yee and 12% by Huang Yi Kao, or an aggregate of 76%.  Each of Messrs. Mui, Yee and Kao are officers, directors and principal stockholders of GEO Tech.  The remaining 24% was owned by six other unrelated persons; 6% by Mathieu Goldenberg, 6% by Roman Avzski, 3% by Angela Sung, 3% by John Lionti, 3% by Joe Greco Sr. and 3% by Joe Greco Jr.

In consideration, the company has issued 40,000,000 shares of its common stock to Groupo Santander and 50,000,000 shares to Geo Iron Resource. Because the legal process in Mexico can be highly unpredictable, there is no assurance that the process can be completed.  Accordingly, we have recorded the payment as an exploration cost.  In May 2013, we purchased assets of one processing plant with crusher equipment, two 7-year old CAT 365’s, two 20-foot trucks and two 40-foot trucks, and the mining rights to Maria at Manzanillo, Mexico from Geo Iron Resource for 50 million shares of our common stock.

The joint ventures are under the control of GEO Tech that manages all related operations through Edward Mui and GEO Tech Group SA de CV.  For the purpose of better local control of operations and management of the joint ventures, we have an agreement with a Mexican corporation, GEO Tech Group SA de CV, which was set up in 2010 and is 70% owned by one of our principals, Edward Mui, who is also the managing partner for the Mexican operation. The remaining 30% is owned by unrelated parties, Wai Tsang.

Industry Background

The Market

Iron mineral is the main source of primary iron minerals required for the global iron and steel industries that is essential to produce steel.   It is estimated that the industry will reach US $379 billion, growing at a compounded annual growth rate (“CAGR”) of 9.9% over the next five years. (1) As the second largest commodity market by value, after crude oil, iron mineral is critical to the global economy as it is part of the production process of almost anything that requires steel such as ships, buildings, refrigerators and cars.

Due to rapid development of China’s infrastructure, the world’s demand for iron mineral to produce steel has substantially increased. According to the January 2013 U.S. Geological Survey Mineral Commodity Summaries report, a “…decline in supply led to prices increasing by approximately 30% in October 2012.  It was estimated that in 2012, China imported more than 60% of the world’s total iron mineral trade.”(2)

Producers

The iron mineral industry is dominated by three major producers, Cia Vale do Rio Doce, also known as Vale, of Brazil, and Australian companies Rio Tinto and BHP Billiton. These companies generate approximately 60 to 70% of the world’s supply. (3)  The other 30% of the market is served by small to medium businesses like GEO Tech.

Historically, major producers used to enter into one-year contacts with the largest importers, especially in Asia, and establish the “benchmark” price for the contract term.  Recently, China has demanded a favored pricing structure due to its huge consumption.  This has been resisted by producers and led to a poor relationship between the parties. As a consequence, some producers have decided to abandon the long-term contract model and offer their product at on-the-spot market prices.  The final outcome of this situation remains uncertain, but the spot market prices for iron mineral remain at steady level.

GEO Tech Properties

El Sara (IMO)

We have started to consider the investment in and exploration of the El Sara mining projects. The exploration work done as of today is limited to cost benefit analysis and ownership or joint venture possibilities. Once we gather sufficient information and arrange the required level of investment, we shall proceed to prospect the mining project identified as El Sara (“IMO”), as well as diversify the exploration of other project sites located in San Simon, San Quintín, Ensenada, Baja California, Mexico. The property is located within the Pacific coastal plain of Baja California, Mexico approximately 200 kilometers from the port of Ensenada.  The area of interest is about 270 kilometers to the southeast of the San Ysidro-Tijuana international border.  The Federal trans-peninsula highway (Mex 1) crosses the perimeter of the mining concession on the western and northwestern boundaries.

There are five properties that comprise the IMO Iron Sand Project that total almost 775 hectares.  The Joint Venture for development is split into two equal parts between GEO Tech (50%) and Canaan Mining (50%). Luis Adolfo Barbosa Cordova will receive $12.00 royalty for every ton extract from the IMO project. The properties are without known reserves and are considered exploratory in nature. A map of the Ensenada, Mexico area is set forth below.

Climate, Infrastructure and Physiography:

The IMO Project area lies within the desert coastal tract of Baja California, Mexico. It is relatively arid with limited vegetation, except in irrigated river valleys. During the summer months, temperatures range from 14-32 °C (60-98 °F). During the winter months the temperatures range from 13-22 °C (55-75 °F). The yearly average rainfall is between 15-30 cm or 6-12 inches and falls mainly in the winter months. During the winter months, the coastal areas are cool, and covered by sea mists.

_______________

(1) See “Global Iron Ore Mining Industry 2012-2017: Trends, Profits and Forecast Analysis“, Research and Markets published November 2012; available at http://www.researchandmarkets.com/reports/2556243/global_iron_ore_mining_industry_20122017.
(2) U.S. Geological Survey, Mineral Commodity Summaries, January 2013 is available at http://minerals.usgs.gov/minerals/pubs/commodity/iron_ore/mcs-2013-feore.pdf.
(3) As reported by both Mining.com http://www.mining.com/forget-gold-iron-ore-is-the-story-of-the-decade/ and InvestmentU.com http://www.investmentu.com/2012/February/iron-ore-industry-ma.html.

The San Quintin Valley area is a rural community with a population of approximately 80,000 people. This small farming community becomes an agricultural center, with principle crops including melons, tomatoes, grapes, strawberries, artichokes, cabbage, squash, corn, olives, wheat, and alfalfa.  A great variety of fish and shellfish are easily accessible from the waters of the Bahia.  Commercial industrial activities include fishing co-operatives, canning plants, oyster farming, and the production of soil and fertilizers from the volcanic ash and salt mines.

The town of San Quintin is 23 kilometers north of IMO and has a hospital as well as school facilities, and also offers many local services including taxi, bus, radio, post, fax and a local police force.

Based on the observation of fresh water seepage at low tide, it would appear that underground streams exist near or on the IMO property. The overall area has a large number of drilled shallow wells that would suggest similar wells could be dug on the property. Rainfall and winter runoff from the Sierras to the east provide a fairly consistent water supply to San Quintin. The Mexican government is conducting feasibility studies on damming the Santo Domingo River to accommodate the future needs of the entire region. There are no facilities on the property for waste disposal.  We believe that electricity and telephone services can be brought to the property.

IMO is 2.3 meters, or approximately 7 feet above sea level and is comprised of a relatively flat lying to gently rolling pampa and dune fields. The coastal area is surrounded by seven extinct volcanoes and slopes gently towards the sea with a substantial area of flood plain.  The soil consists of non-consolidated grain-like sediment. This is found in prehistoric marine terraces. The abundance of agriculture in the area suggests fertile and rich soil deposits suitable for the cultivation of flora native to southern California. Significant features are the volcanic configuration of the Bahia, the Palomas, Agua Chiquita, and San Simon Canyons.

Geological Setting:

The Quaternary Pacific coastal plain of Baja California is a dominant geomorphological feature that extends almost 400 kilometers in a north-south direction and ranges between 22 and 50 kilometers in width.  The black, iron sand occurrences are present as beach deposits and raised beaches extending inland as platforms from the coast.  They also possibly occur as regressive sand sequences of Quaternary age of unknown concentrations at the top of the stratigraphic pile of the Tertiary – Mesozoic sedimentary Pacific Basin.

The Quaternary iron sand deposits found within the coastal plain of Baja California have been sourced from the erosion of inland Quaternary andesitic basalts that contain the mineral magnetite.  The volcanic rock fragments are transported via the coastal plain to the coast by rivers where they are accumulated and transformed by the wave action.  During the course of this transportation, accumulation, transformation and combination with the clasts (fragments from larger rocks), the magnetite is largely liberated. Transformation of the settled beach into deposits has probably been continuing for a considerable period of time. The lighter materials would have been naturally eroded by waves and also by onshore winds to produce economically valuable concentrations of magnetite in extensive, and still active, dune fields.

Mineralogically, the principal iron-bearing minerals in the dunes consist of magnetite, titanomagnetite and ilmenite, with minor to trace amounts of hematite, rutile, titanite, ulvospinel and goethite.  Silicate minerals which make up the bulk of the sands are primarily quartz, plagioclase, amphibole, chlorite, mica and pyroxene.

The dune sands are considered to be the product of Aeolian re-distribution of contemporary and ancient beach sands and Quaternary basin sediments derived from erosion of the bedrock, winnowed and re-distributed by onshore winds to produce economically valuable concentrations of magnetite in extensive and partially active dune fields.

History:

In early April 2010, GEO Tech became aware of a property known as El Sara (IMO), located on the west coast of Baja, 10 kilometers from the Pacific Ocean, 23 kilometers south of the town of San Quintin, and approximately 200 kilometers south of the port city of Ensenada.  Although the property does not have rail service, the Transpenninsula Highway, Mexico Hwy 1, borders the property on the northwest and southwest corners, and provides a direct truck route to the Port of Ensenada.

In 2000, the Mexican government issued a mining concession for the property to a group of three miners, known as Mineros El Sara, covering 600 hectares, approximately 1500 acres.  The property contains magnetite, an iron oxide easily separated from the silica sand due to its strong magnetic characteristics.  It is also in demand by Asian steel mills as a feed stock for their blast furnaces.

‘The government is developing a new deep-water port for container shipping at Porto Colnett, although it will not be operational for five years.  Porto Colnett is much closer to the El Sara (IMO) property, approximately 65 miles and the road between the mine and the new port is relatively flat and straight.  When the port is operational, it will lower the company’s trucking costs dramatically.

GEO Tech has negotiated an option agreement to explore and exploit (government terms) a 200 hectare section of its choosing from the 400 and 200 hectare concessions.  The agreement provides for an up-front payment of $200,000, which grants GEO Tech and joint venture partner a six-month period to conduct its engineering and feasibility studies.  All costs of the studies will be borne by GEO Tech and joint venture partner.  At the end of the six-month period, if we chooses to proceed with commercialization of the project, we will begin payments to Mineros El Sara (IMO) land owner $12.00 per MTS royalty until the mine is in commercial operation and shipping iron mineral.  Once commercial shipments commence, the $12.00 per MTS payment will continue for any future shipment.  All royalties will be paid on the tenth day of each month, based upon the total shipped tonnage of the previous month.

El Sara consists of five properties totaling approximately 775 hectares. In 2000, the Mexican government issued a mining concession for 600 hectares from the 775 hectare area. The 600 hectares can be divided into two sections which are made up of 400 hectare concessions and 200 hectare concessions. The last 175 hectares is not used.  GEO Tech has negotiated an option agreement to explore a 200 hectare section of its choosing.  We estimate a need for $250,000 to perform an engineering and feasibility study on 200 hectares of this land.

Mineralization:

Although the beach iron sand deposits appear to be monotonous at a large scale, observations demonstrate that there is segregation of the magnetite and other materials at the small scale. Millimeter scale banding can be present together with such sedimentary features as cross bedding and ripple marks. The variable intensity of the mineralization, both vertically and horizontally is probably due to differential winnowing of pampa-type and active dune sands by winds of different strengths over different periods and in different locations.

The iron sand at the beach environment varies in grade and composition on a large scale and is influenced by provenance, the dilutive effects of fluviatile deposition on the coastline, the effects of long term reworking of the sediments by waves and the direction of longshore drift.  All these factors affect the degree of liberation of magnetite from the volcanic fragments.  Longshore drift in the coastal areas of Baja California is generally in an easterly direction judging from the outlets of the rivers and, as a consequence, the liberation of magnetite from the volcanic fragments is probably more pronounced in the eastern coastal areas. The liberation of magnetite grains and the resulting iron grade, is therefore expected to increase towards the coastal plains.

The raised beach forms a platform up to 5 meters above sea level and could extend for many kilometers along the coastline and extend inland. The coastal plain is generally flat and there is evidence from drilling and inland excavations that the iron sand deposits persist to at least 9 meters. However, the true depth and grade of these extensive iron sand deposits is unknown at this stage. Similarly, buried iron sand deposits may also occur within the 50 km wide coastal plain as separate old strand lines, but these types of deposits have not yet been recognized and therefore are of unknown size and dimension.

Mineralogical work has shown that the magnetite in the iron sand is fine grained, ranging between 100 to 150 micron in size, and that the -0.6mm fraction is well liberated. However, laboratory test work supported by field observation of the iron sand through a hand lens show that in some locations the magnetite grains are locked up in volcanic fragments and other minerals. In particular, the +0.6mm particles include volcanic rock fragments that may contain magnetite in the magnetic and less magnetic fractions.

We have not conducted any exploration work on our property nor have we performed any verification of the historical work.

Recent business activity

On April 2 of 2011, with assistance of our joint venture partner, GEO Tech shipped iron mineral from Ensenada port, Mexico to its China counterpart.  The ship MV Kriton delivered 38,212 MTS to our end manufacturer (buyer).  The goods were certified by CCIC of North America and SGS of Mexico.

On September 4 of 2011, the second shipment on MV Lereto delivered 36,001 MTS to our second manufacturer (buyer).  The goods were certified by CCIC of North America and SGS of Mexico.

On February 25, 2013, the third shipment on MV Pretty delivered 33,282 MTS to our joint venture partner, Panacore Resource DMCC (buyer).  The goods were certified by SGS of Mexico.

On May 9, 2013, the fourth shipment on MV STX Pride delivered 47,955 MTS to our joint venture partner, Zion International trading Company (buyer).  The goods were certified by SGS of Mexico.

In May 2013, the Company purchased assets of one processing plant with crusher equipment, two 7-years old CAT 365’s, two 20 foot trucks and two 40 foot trucks, and the mining right Maria at Manzanillo, Mexico from Geo Iron Resource.

In May 2013, the Company exercised its option to purchase the assets of mining right in whole PILLIPAO 1 and PILLIPAO 2 from Groupo Santander.

Iron Mineral Mining and Marketing

The raw commodity iron mineral is made up of rocks and minerals from which metallic iron can be economically extracted.  The minerals are usually rich in iron oxides and vary in color from dark grey to rusty red.  The iron itself is usually found in the form of magnetite (Fe3O4), hematite (Fe2O3), limonite or siderite.  Hematite is also known as "natural ore".  The name refers to the early years of mining, when certain hematite product contained 66% iron and could be fed directly into iron making blast furnaces.

Iron mineral is the raw material used to make pig iron, which is one of the main raw materials to make steel.  Approximately 98% of the mined iron mineral is used to make steel.  Steel is the main product which is used to produce everything from cars and ships, to skyscrapers and other structures.  China is the world’s largest steel producing and steel consuming country in the world as well as being the world’s most populated country, which represents approximately one-fifth of the world’s population.  In recent years, the primary growth in steel production has been in China. The availability of raw materials at competitive prices continues to be one of the biggest concerns of the steel industry.

Currently we need to procure iron mineral product in Mexico and to sell it to end users from China and elsewhere.  Presently, we do not operate our own mine and must procure iron mineral from other sources.  We believe that developing our own mines and producing our own product will offer a better position to profitably market the product.

Strategic Relationships

Our management has built GEO Tech based on strong relationships and credible business.  Accordingly, we have been trying to develop long lasting relationships with Chinese buyers. These existing relationships are important in securing a share of the business of the Chinese steel manufacturers. We believe our relationship with the Chinese buyers is good and may possibly evolve to be a partnership in many areas. The Chinese buyers understand this and have assisted GEO Tech with relaxed financial backing as well as logistical and technical support.  GEO Tech regularly has a team member in China and stays in constant communication with their buyers.

MAPS OF PROPERTIES

The following are maps associated with the principal property known as IMO.

MACROLOCALIZACION
(Sin Escala)
ESTADOS UNIDOS
Tijuana
Mexicali
SAN LUIS
RIO COLORADO
Ensenada
BAJA CALIFORNIA
San Felipe
San Quirtin
El Rosario
GOLFO DE CALIFORNIA
SONORA
Hermosillo
Bahia de los Angeles
OCEANO PACIFICO
Guerrero Negro
Santa Rosalia
BAJA CALIFORNIA SUR
Loreto
SINALOA
San Carlos
La Paz
Cabo San Lucas
San Jose del Cabo

Location of IMO on the coast of Baja California, Mexico (see dot).

Topographical Map of Plot Locations

HISTORY

An earlier company was formed in Colima, Mexico in 2007 under the name TMT Global Corp SA CV.  A number of investments and partnerships were formed during this early period. However, all efforts to commence operations proved unsuccessful. As a result, the current company, GEO Tech was formed in 2010 with some management changes and additions.  By learning from the early mistakes of TMT Global Corp SA CV in 2007 and experience of current management, we are confident that we can avoid future issues of the same nature and have consulted with key individuals who can help navigate dealings in Mexico.

Doing Business in Mexico:

GEO Tech operations and future mining properties are primarily based in Mexico.  As such it is important to note that business practices are very different from that of the United States.  Beyond the nuances of language, the basis of its legal code, for example, has been developed from Spanish law, which, in turn, is based on the Napoleonic Code.  While it is different in many ways from English Common Law, it still provides a competent framework, protecting the rights of people and business entities.  Regardless of the many differences, the rule of law does prevail and we believe that a business entity, such as GEO Tech, can expect fair and equitable treatment under Mexico’s legal system.

The cultural differences between the U.S. and Mexico affect business in a number of ways.  Most serious transactions require a somewhat personal relationship between the parties.  Although many Americans complain about the length of the contractual process in Mexico, in reality, much of this time is devoted to getting to know the other party and determining if they actually want to do business with each other.  Personal contact is far more important to the Mexicans than their American counterparts.

A sense of family is a cornerstone of Mexican business life.  Unlike the U. S. practice, if a Mexican employee survives a probationary period, usually ninety days, that employee is considered a part of the business family.  As a result, it is very difficult, and expensive, to terminate an employee without showing significant cause for dismissal.  Fortunately, a strong work ethic is prominent in the Mexican working class and the employee’s sense of security is seldom abused.

Another major difference for business owners in Mexico is that the government has assumed many of the roles of trade unions in that of America and is believed to be labor-friendly.  In addition to employment security, labor laws in Mexico also mandate many of the perks and benefits an employee receives, such as profit sharing, mandatory vacation time, maternity and disability leave, and retirement accounts.  These regulations are complex, but straightforward, and do not pose a serious threat to business operations in Mexico.

PLAN OF OPERATIONS

Feasibility Tests and Engineering Studies

The company has estimated that it will require approximately $250,000 to undertake an engineering and feasibility study on about 200 hectares of the El Sara (IMO) property.  We intend to contract with a local engineering firm to produce a certified boundary and topographic survey of the mining property.  All property corners will be permanently marked and numerous elevations will be flagged to aid in selection of locations for the drilling phase of the study and 20 test borings with at least 20 meters deep, or deeper depending on the quality and quantity of the iron reservation.  The drilling equipment would use a fully encased six-inch auger bit.  Samples of the minerals will be taken in five-meter increments or less, depending on the minerals recovered.  Each sample would consist of one meter’s worth of drilling.  In other words, a sample would be a one-meter long column of minerals, six inches in diameter.  As this would generate prohibitive shipping costs to Vancouver, the on-site geologist will split the sample down to five-kilo portions using standardized splitting technology and equipment.  A geologist will be present during all drilling operations.  The drilling program will operate on a 24-hour basis and should be completed in thirty days.

The company will forward samples to the analytical laboratories at the School of Mining, The University of British Columbia in Vancouver, British Columbia, Canada.  Technicians will analyze the samples for both elemental content and molecular form.  Besides, the lab will also look for other materials contained in the processed minerals.  Based upon this information, the laboratory will design a magnetic separation system that will maximize the mineral's value to potential customers while minimizing production costs for El Sara.  Due to its highly magnetic nature, magnetite is one of the easier iron oxides to separate from the base material.  The iron values will also be tied to other base elements, such as titanium.

A key part of the feasibility study will be to identify potential customers’ needs and specifications.  Several niche markets exist, both domestically and internationally, that will pay a significant premium for high-purity magnetite with a small particle size.  The metallic coal producers will add magnetite to increase the density of the wash water used to separate the coal particles from dirt and other debris material.  The industry in the United States uses almost 200,000 tons per year.  Currently, this material is imported from Chile and Peru.  We believe that a significant portion of El Sara production will meet their particle size and purity criteria and, because of the company’s closer proximity to America’s coal mines, the El Sara product could be competitive.

The engineering study will also be important as we establish plans for the excavation and exploitation of the property’s mineral.  While the property is approximately 2000 meters (1.24 miles) long and 1000 meters (0.62 miles) wide, it is considered relatively small for a surface mining operation.  As a result, careful planning must be employed to avoid one phase of the mining operation interfering with another.  Logistic arrangement in the mining order and hierarchy can have a significant impact on the mining cost minimization.  Also, a detailed mining plan is required by the Mexican government prior to issuance of an exploitation permit.

The mining plan will project the equipment we will need in the production phase.  The decisions, for example, regarding how far the mineral product is moved by vehicles, such as wheeled loaders versus high speed conveyor systems, can determine whether GEO Tech and joint venture partner achieve the time table and cost budget.  In addition to the mining operations, the company must also measure the production capabilities and capacities of the mining machinery.  Currently, much of this equipment is manufactured in China and the selection process will require several visits to the plants to monitor and control the quality of the machinery.

As the test data is collected, analyzed and incorporated into the mining plan, GEO Tech will officially submit the application for the “exploitation permit” to the Mexican government.  The company has been advised that this process will take approximately four months.  We also work on the issuance of other permits while the exploitation process moves forward.  These will especially include transportation, shipping and export permits.  This process will require the approval from several government agencies and it is not possible to determine the final cost at this time.

Preliminary Budget For Feasibility And Engineering Studies

The following table sets forth management’s estimated budget for the anticipated feasibility and engineering studies related to the El Sara (IMO) property. We anticipate the studies to begin during the second half of 2013.

		Total
Assumes feasibility/engineering studies spread over 5 months	Unit cost	Est. costs
Administrative Costs
Management salaries
Jimmy Yee	$5,000/mo	$25,000
Edward Mui	$5,000/mo	$25,000
Jeff Zhou	$2.500/mo	$12,500
Total		$62,500
Administrative expenses
Office salaries	$4,500/mo	$22,500
Office rental	$3,000/mo	$15,000
Legal and accounting		$10,500
Utilities	$1,000/mo	$5,000
Travel (marketing & equipment inspection)		$40,000
Total		$93,000
Total administrative costs		$155,500

Direct Costs
Auger drilling (20X25 meters		$78,700
Environmental opinion		$50,000
Senior Geo/Engineer oversight		$50,000
Supervision & sampling (30 days)	$700/day	$21,000
Laboratory/chemical costs	$250/sample	$20,000
Local transportation		$20,000
Sample processing (laboratory labor)	$30/hour	$15,000
Topographic & boundary survey		$10,000
Shipping		$5,000
Truck rental	$150/day	$4,500
Report writing		$4,000
Sample processing (UBC facility cost)	$100/day	$4,000
Room and board per diem	$75/day	$2,250
Sampling supplies		$2,000
Travel between site and Vancouver		$2,000
Assistant on-site labor	$20/day	$600
Total direct costs before contingency factor		$289,050
Contingency factor	20%	$57,810
Total direct costs		$346,860

Total costs		$502,360

The company will begin equipment selection during the last half of its testing program and feasibility study and will initiate financing programs for its production activities, either through debt or additional equity sales.  The rolling stock will be acquired first and will be used to grade and prepare the operating the area for the concentration plant.  Selection of the magnetic separation equipment used in the concentration plant and its acquisition is expected to take six months.  Once the equipment for the plant has been chosen, engineering layouts can be completed and the foundations can be installed.  Work on the required infrastructure, such as the site office, maintenance shop and material storage and loading facilities will also begin during this period.

It is expected that the excavation equipment will be purchased from used construction equipment suppliers, either in Mexico or the United States.  In order to process the projected quantity of material, these machines will be quite large, some weighing over 60 tons.  Fortunately, the mine lies in close proximity to the Pacific Ocean.  Whenever possible this equipment will be delivered by barge and driven to the mine site.

GEO Tech believes the majority of the equipment required for the processing and handling will be purchased in China. The country has developed a number of companies supporting the mining industry that specialize in the processing of magnetic minerals.  Most of these companies can ship an order within 60 days from the date of deposit.  Allowing 30 days for ocean transit, these components could be on-site within 90 days from the date of a firm order.  The equipment manufacturers for the concentration plant will provide their engineers for installation and debugging.  Installation and final acceptance of the equipment will require another nine months, making the company’s mining business to be operational approximately 12 months from the date of a firm order.

The rolling stock that we anticipate will be purchased at auction will require a cash payment within ten days from the date of sale.  Plant equipment manufacturers will typically require a 40% down payment when the order is placed, another 30% when the equipment leaves the factory and the final 30% after installation and acceptance.

We anticipate that our joint venture partner, for the El Sara property, Jamison Wong who owns Canaan Mining, Hong Kong, China will contributed approximately half of the initial $500,000 capital. We further expect our joint venture partner will receive a 50% undiluted share in El Sara, regardless of whether we use debt or equity financing to acquire the equipment and provide the initial start-up costs. We have funded the first $10,000 for the IMO testing and administration cost.

Competition

The exploration for and exploitation of mineral reserves is highly competitive with many local, national and international companies in the marketplace. We must compete against several established companies in the industry that are better financed and/or who have closer working relationships with productive mining companies. We intend to development strategic relationship with partners that can provide assistance in developing our operations and marketing our minerals.

We believe that supplying iron mineral to steel manufacturers is becoming an important industry. This marketplace is dominated by the three world-wide mining companies: BHP Billiton, Vale, and Rio Tinto. If a contemplated takeover bid of Rio Tinto by BHP Billiton is finalized, BHP-Rio would end up holding approximately 34% of the iron mineral traded in the marketplace.  This would potentially allow the mining giant to push up the prices of raw materials either unilaterally or with the cooperation of Vale who holds another 36% of the traded iron mineral. These companies as well as other long established mining company present serious competition to GEO Tech and have the capacity of possibly controlling the marketplace and pricing.  There can be no assurance that we can successfully compete with the larger, better-financed competitors.

Government Regulations

Because we are engaged in the mineral exploration and future mining activities, we are exposed to many governmental and environmental risks associated with our business. Management has not determined whether significant site reclamation costs could be required in the future.

Environmental and other government regulations at the federal, state and local level, including foreign regulations, pertaining to our business and properties may include:

●	surface impact;

●	water acquisition and treatment;

●	site access;

●	reclamation;

●	wildlife preservation;

●	licenses and permits; and

●	maintaining the environment.

Regulatory compliance in the mineral and mining exploration industry is complex and the failure to meet and satisfy various requirements can result in fines, civil or criminal penalties or other limitations. We must endeavour to comply with all local and national regulations related to our operations to avoid possible penalties and litigation.

To address our current procurement and trade needs, we have partnered with individuals to leverage their licensing and permits for a percentage.  This enables the company to operate while it obtains the necessary approvals under its own name.

Regulations in MEXICO

Our Mexican properties are subject to regulation by the Political Constitution of the Mexican United States.  We are subject to various legislation in Mexico, including the Mining Law, the Federal Law of Waters, the Federal Labor Law, the Federal Law of Firearms and Explosives, the General Law on Ecological Balance and Environmental Protection and the Federal Law on Metrology Standards. Operations at our Mexican properties also require us to obtain local authorizations and, under the Agrarian Law, to comply with the uses and customs of communities located within the properties. Mining, environmental and labor authorities may inspect our Mexican operations on a regular basis and issue various citations and orders when they believe a violation has occurred under the relevant statute.

If inspections in the United States or Mexico result in an alleged violation, we may be subject to fines, penalties or sanctions, our operations could be subject to temporary or extended closures, and we may be required to incur capital expenditures to re-commence our operations. Any of these actions could have a material adverse effect on our financial performance, financial position and results of operations.

Because we are an exploration stage company, we leverage joint venture agreements with companies that already have the necessary permits and meet applicable regulatory requirements to enable us to procure and trade.  At such time that we choose to conduct our own mining operations, we would first have to obtain an Environment Permit, followed by an Exploration Permit to allow limited mining for 90 days or 200,000 tons, whichever is reached first.  A Mining Permit can then be obtained after specifying what areas we would be mining and taxes would be levied based upon the area(s).  Another requirement is that the company must have sufficient heavy equipment capable of mining.  Lastly, an Export Permit would need to be obtained and is only issued once the company proves all taxes are paid and up to date.

Mine Safety Disclosure

Pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), issuers that are operators, or that have a subsidiary that is an operator, of a coal or other mine in the United States are required to disclose in their periodic reports filed with the SEC information regarding specified health and safety violations, orders and citations, related assessments and legal actions, and mining-related fatalities under the regulation of the Federal Mine Safety and Health Act of 1977.  The Company did not have any mines in the United States during the fiscal year ended March 31, 2012.

Trademarks, Copyrights and Intellectual Property

We do not own any patents, trademarks or copyrights.

Facilities

Our principal corporate offices are located at 6360 Corporate Drive, Houston Texas 77036, and are occupied by three employees. We also maintain offices in Ensenada, Mexico, with five employees.

We also have an office in Ensenada, Mexico in order to maintain a local presence and to efficiently operate business.  That office is staffed by a receptionist, two administrative assistants, a house lawyer, an accountant, and a CEO who are responsible for running day-to-day office operations.  Additional support staff in GEO Tech’s Mexican operation is a logistics specialist and a geologist.

In June 2013, the company purchased assets of one processing plant with crusher equipment, two 7-year old CAT 365’s, two 20-foot trucks and two 40-foot trucks from Geo Iron Resource. This equipment is used in iron mineral procurement and processing and for transporting product in connection with our resale trade activities.

Employees & Contractors

In addition to our executive officers, we also employ Huang Yi-Lun Kao as Secretary / General Director – Taiwan, Jeff Bo Zhou as General Director of Commodities – China. Additionally, the company has a total of four employees, all of which are full-time. In connection with our Mexican operations, our Mexican contractor, GEO Tech Group SA de CV, employs approximately ten persons that are not considered employees of the company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

Our independent auditors have expressed a going concern modification to their report to our financial statements. To date we have incurred substantial losses and will require financing for working capital to meet future obligations.  We anticipate needing additional financing on an ongoing basis for the foreseeable future unless our operations provide adequate funds, of which there can be no assurance. It is most likely we will satisfy future financial needs through the sale of equity securities, although we could possibly consider debt securities or promissory notes.  We believe the most probable source of funds will be from existing stockholders and/or management, although there are no formal agreements to do so. If we are unable to get our shares included in a public trading market, it will be more difficult to raise funds though the sale of common stock.  We cannot assure you that we will be able to obtain adequate financing, achieve profitability, or to continue as a going concern in the future.

Results of Operations

For the three and nine months ended December 31, 2013 compared to the three and nine months ended December 31, 2012.

We had a wider loss from operations in the three and nine months ended December 31, 2013 compared to the three and nine months ended December 31 , 2012.

The following table sets forth the percentage relationship to total revenues of principal items contained in our financial statements of operations for the three months ended December 31, 2013 and 2012.  It should be noted that percentages discussed throughout this analysis are stated on an approximate basis.
	Three months ended December 31
	2013			2012
Revenue	$0	0%		0	0%
Cost of sales	(0)	(0%)		0	0%
Gross loss	(0)	(0%)		0	0%
Total operating expenses	(514,935)	(100%)		(150,813)	(100%)
Profit from operations before other expenses	(514,935)	(100	% )	(150,813)	(100%)
Total other expenses	0	0%			0%
Net Loss	$(514,935)	(100%)		(150,813)	(100%)

Total revenues for the three months ended December 31, 2013 and 2012 were $ 0.  We attribute the no revenue situation in third  quarters to lack of funding  in South Mexico.

Cost of sales and gross profits for the three months ended December 31, 2013 were $0 compared to $0 for 2012

The gross profit or loss three months ended 2013 and 2012 were $0  due to no revenue for the three months ended December 31, 2013.. For the three months ended December 31,2013 and 2012, our Mexico operation was temporary stopped and so we incurred no revenue, no cost of sales and no gross profits or loss.

Operating expenses for three months ended December 31, 2013 were $514,935, a 71% increase of $364,122 compared to $150,813 for the three months ended December 31, 2012.  As a percentage of revenues, operating expenses were (100%) in for the three months ended December 31, 2013 compared to (100%) for the three months ended December 31, 2012.  The major component of the increase in operating expenses for the three months ended December 31, 2013 is primarily attributed to fixed amortization and administrative expenses comprised of $53,303 depreciation expenses, $4,144 legal fees, $425,000 professional fees, $7,134 Travel, $16,599 for salaries and $8,754 for ordinary administration expenses.

Net loss for the three months ended December 31, 2013 was ($514,935) compared to a net loss of ($150,813) for three months ended December 31, 2012. The net loss increase is primary due to the lack of funding in South Mexico that rendered no revenue while incurring fixed amortized and administrative expenses to maintain basic operations and fund raising.

The following table sets forth the percentage relationship to total revenues of principal items contained in our financial statements of operations for the nine months ended December 31, 2013 and 2012.

	Nine Months Ended December 31
	2013		2012
Revenue	$1,598,936	100%	$0	%
Cost of sales	(2,040,143)	(128%)	0	0%
Gross profit	(441,207)	(28)%	0	0%
Total operating expenses	(1,556,235)	(97%)	(297,248)	(100%)
Profit from operations before other expenses	(1,556,235)	(97%)	(297,248)	(100%)
Total other expenses	0	0%	0	0%
Net Loss	$(1,997,442)	(125%)	$(297,249)	(100%)

We started trading iron mineral again during the three-month period ended June 30, 2013 using proceeds from our private placement, which provided the necessary funds to acquire the mineral product and for related expense.  For the nine months ended December 31, 2012, we were idle, realized no revenues and exhausted funds due to continued expenses related to our litigation with Cotton and Western disputing the joint venture partnership agreement.

Total revenues for the nine months ended December 31, 2013 and 2012 were $1,598,936 and $0.  All sales were generated from April to June 2013 when the company made two shipments to clients. From July to December 2013, the company did not realize any revenues due to the rainy season and lack of funding in South Mexico, the location of most of the iron mineral mines that we rely upon for our mineral supplies.  During the rainy season, the loading and transportation will be very costly and dangerous, and therefore, no shipments are being arranged.  Additionally, most roads are inoperable in the mining area during this period. From October to December 2013, company has no revenue due to lack of funding in South of Mexico.

Cost of sales and gross profits for the nine months ended December 2013 were $2,040,143 compared to $0 for 2012. The cost of sales was derived from two shipments to clients, which is primarily attributed to the fixed patio rental cost and procurement of the mineral materials for the nine months ended December 31, 2013.

Gross loss of $(441,207) were generated for the nine months ended December 31, 2013 compared to no profit or loss for the nine months ended December 31, 2012. Generally, the cost of sales for December 31, 2013 were higher than previously because the shipments were made CNF departure port while prior shipments were made FOB destination port. Therefore, we can charge a higher price for the transportation arrangement and have a better profit margin than in prior shipments.

Operating expenses for the nine months ended December 31, 2013 were $1,556,235, a 523% increase of $1,258,987 compared to $297,248 for the nine months ended December 31, 2012.  As a percentage of revenues, operating expenses were 100% for the nine months ended December 31, 2012 compared to 97% for the nine months ended December 31, 2013.  The increase in operating expenses for the nine months ended December 31, 2013 is primarily attributed to certain fixed amortization and administrative expense comprised of $159,907 depreciation expense, $20,644 legal fees, $1,275,000 professional fees, $7,000 Internet set-up fee, $24,600 performance bond insurance, $17,600 Mexico consultant fee, $31,100 salaries, $8,359 travel  and $12,125 in basic operation expenses.  The reduction on sales of $650,000 was attributed to an anticipated reduction of accounts receivable due to the quality of iron mineral shipped being below the agreed standard, which management determined the most likely reduction on sales might be incurred for that particular shipment. The professional fees represented three quarters of prepayment being amortized at a quarterly rate of $425,000.

Net loss for the nine months ended December 31, 2013 was ($1,997,442) as compared to net loss of ($297,248) for the nine months ended December 31, 2012.  The 2013 Net loss increase was primary due to the operation in South Mexico and certain fixed amortized and administrative expenses to maintain basic operation and to raise funds.

For the fiscal year ended March 31, 2013 compared to the fiscal year ended March 31, 2012.

Generally, we anticipate that our operating costs and expenses will increase in the future to support an anticipated higher level of revenues. Increased costs will likely be attributable to increased personnel, principally sales personnel and support staff for our infrastructure, and increased marketing expenditures to sell our products.  In addition, transforming to be a public reporting entity and compliance with SEC and Sarbanes-Oxley regulations will increase our general and administrative costs in order to meet the higher degree of reporting standard, internal control improvement and corporate governance transparency.

Iron mineral prices fluctuate daily depending on the spot price of the iron ore index in the world. Prices could increase or decrease 10 to 15 percent, depending on the world sentiment of the economy and political events, similar to oil spot price or any other commodities.  However, if the price increases 10 to 15% in a short time, our supplier in Mexico will increase our costs to accumulate and deliver the iron mineral to our patio.  A short-term spike in price will increase our cost of purchase, over which we have no control due to market conditions.  The reverse relation is also true if iron mineral prices decrease sharply in a short-term period.  The iron mineral index traded at a low of $60 and high of $160 in 2012 and 2013. The worst situation was when the company procured the mineral at a high cost when the market price suddenly went up and later sold at low market price when the market price suddenly fell down.  Although our sale was protected in a sales agreement with letter of credit guaranteed, the customers may be able to force the company to provide an after-sales price concession that was totally unexpected and out of the normal sales procedure.

Another factor that can affect our costs are freight charges.  Shipping charges depend on the quantity of the shipment to China.  For example, during fiscal year 2012 while operating in Ensenada, Mexico, the freight cost for 50,000 tons of iron mineral was $43.00 per ton, but the freight cost for 110,000 tons of iron mineral was $31.00 per ton.  The Baltic Dry Index (BDI) fluctuated in any direction from 10 to 15 percent due to the world economy and political events, similar to oil spot price or any other commodity.  The reverse relation is also true if the Baltic Dry Index decreases due to slow economy or over supply.  In 2012 and 2013, the Baltic Dry Index traded at a low of $500 and high of $2,000.  Freight charges are a major factor of sales and cost of goods sold because freight charges should be passed to the buyer. With the adding of freight costs, revenue is higher, but so is the cost of goods sold.

During 2011 in Ensenada, we sold our product as CNF (cost and freight) to our buyer without charging any insurance.  We charged the buyer the product plus the cost of freight to China. The freight charges were $1,527,861 for the shipment on the MV Kriton and $1,480,310 for shipment on the MV Loreto.

During 2013 in Colima, Mexico, we sold our goods as FOB (freight on Board) instead of CNF because management tried to reduce the cost of transaction due to our cash flow limitation.  Geo Tech did not pay for any freight or insurance for the buyer.  The shipping charges were paid by the buyer, who was responsible for approximately $1.6 million in freight charges.

We generated small profits from operations in fiscal year ended 2011, however following a restatement of operation the company’s profits became a loss in fiscal year 2012. The loss was attributed to writing off $100,000 in prepaid mining assets due to an ambiguity on the future mining assets benefits and relevant income generating capability.

The following table sets forth the percentage relationship to total revenues of principal items contained in our financial statements of operations for the two most recent fiscal years ended March 31, 2013 and 2012.  It should be noted that percentages discussed throughout this analysis are stated on an approximate basis.

	Fiscal Years Ended
	2013	2012
	(Restated)
Revenue	100%	100%
Cost of sales	92%	84%
Gross profit	8%	16%
Total operating expenses	10%	14%
Profit from operations before other expenses	(2)%	2%
Total other expenses	0%	1%
Net Profits	(2)%	1%

Total revenues for the year ended March 31, 2013 were $5,568,172, a 39% decrease ($3,612,660) from revenues of $9,180,832 for the year ended March 31, 2012.  The decrease is attributed to the lack of funds in fiscal year 2013 due to disagreement between joint venture partner and other investor.  In fiscal year ended March 31, 2012, Geo Tech were delivering iron mineral at CNF (cost and freight) to our buyer which shipping charge was $3,008,171,  that also increased our sales by $3,008,171 since the cost of freight is billable to the buyer and our cost of goods sold increased same amount.  In fiscal year ended March 31, 2013, the increase price of iron minerals purchased in Mexico and the unfavorable price in iron mineral procurement increased of cost of goods sold for purchased iron mineral. The market price of iron mineral in the world has dropped about 10% in fiscal year 2013.   Geo Tech was delivering iron mineral at FOB (fright on board) due to lack of funds to pay for the shipping charge of $1,500,000 estimated shipping cost per vessel.   Cost of sales for the year ended March 31, 2013 were $5,119,636, a 34% decrease ($2,599,750) compared to $7,719,386 for 2012, primarily attributed to the increased of iron mineral..

As the table below depicted the cost of goods sold of iron mineral increased by 9.2% for cost of iron mineral from $4,711,215 in 2012 to $5,119,636 in 2013.

As a percentage of revenues, cost of sales were 92% for 2013 compared to 84% for 2012. However, for comparison, we separated the cost of freight from the sales, In 2012, revenue from iron mineral sales would be $6,172,661 and in 2013, revenue from iron mineral sales would be 5,568,172, revenue decreased by 9.2% due to iron mineral market price drop in 2013..

	Fiscal Years Ended

	2013		2012

Revenue
Revenue from Iron Mineral	$5,568,172	100%	6,172,661	67%
Revenue from shipping charge			3,008,171	33%
Subtotal			$9,180,832	100%
Cost of Good Sold
Purchase of Iron Mineral	$5,119,636	92%	$4,711,215	51%
Shipping Charge			$3,008,171	33%

Total COGS	$5,119,636	92%	$7,719,386	84%

Gross profits decreased 62% ($1,012,910) to $448,536 for 2013 compared to $1,461,446 for 2012.  The decrease is attributed to a higher percentage of cost of sales during 2013 and the sales of lower gross margin products. Gross profits for 2013 represented 8% of revenues for 2013 compared to 16% for 2012.

Operating expenses for 2013 were $539,924, a 57% decrease of $704,337 compared to $1,244,261 for 2012.  As a percentage of revenues, operating expenses also decreased from 14% in 2012 to 10% in 2010.  The decrease in operating expenses is primarily attributed to the decrease of sales related variable expenses as sales volume decreased, such as professional fees, royalties, transportation and travel.

Interest expense for 2012 totalled $111,896 compared to interest expense of $0 for 2013.  The decrease in interest expense in 2013 resulted from increased stockholder investments during the year to reduce the financing cost.

Net loss for fiscal year ended March 31, 2013 was ($91,388) as compared to a net profit of $105,289 for fiscal year ended March 31, 2012. The reduction of net profit was a consequence of reduced revenue, while costs and expenses did not reduce at the same rate as the revenue reduction because the company was required to pay certain fixed operating expenses.

Liquidity and Capital Resources

At nine months ended December 31, 2013 compared to the nine months ended December 31, 2012.

 Net cash used by operating activities for the nine months ended December 31, 2013 was $(610,864), and net cash used by operating activities for the nine months ended December 31, 2012 was $(420,986).  The December 31, 2013 cash reduction was primarily derived from the net loss of $(1,997,442), decrease in accounts receivable by $(287,000) and increase in prepayment by $1,275,000. This was partially offset by the $250,000 inventory increase and depreciation non-cash expenses of $159,907.  The December 31, 2012 reduction primarily attributed to the net loss of $(297,248), partially off-set by the depreciation non-cash expenses of $159,907 and increase of inventory of $283,645.

Net cash used in investing activities for the nine months ended December 31, 2013 was $0, and net cash used in operating activities for the nine months ended December 31, 2012 was $0.  The nine month December 31, 2013 and 2012 periods had no cash flow from investing activities.

The cash used from financing activities increased by $515,000 for the nine months ended December 31, 2013, due to additional loans from stockholders of $515,000. The cash generated from financing activities increased by $1,048,100 for the nine months ended December 31, 2012, due to a $50,100 increase in loans from stockholders and $998,000 increase through private placement offering. Because the company did not have sources from public financing or financial institution financing, the issuance of common stock for private accredited investor, or as a prepayment for acquisition of fixed and mining assets, legal and professional expenses and loans from stockholders are the primary source of financing fund for the company.

Working capital at December 31, 2013 was reduced by ($95,864) as compared to a $627,114 increment at December 31, 2012. The movement of working capital is explained above.

 At December 31, 2013, we had an accumulated deficit of $(2,852,035) and we expect to incur additional losses in the foreseeable future. While we have funded our operations since inception through investor and related party loans and through collection of our accounts receivable, there can be no assurance that adequate financing will continue to be available to us and, if available, on terms that are favorable to us.

To date, the company has incurred substantial losses, and will require financing for working capital to meet its operating obligations. We anticipate that we will require financing on an ongoing basis for the foreseeable future. In the past, the company has obtained funds from a stockholder through the form of promissory notes, short-term loans or private placements. Management believes that additional funding will continue to come from existing stockholders, investors and/or management. However, there are no agreements or understandings with investors or affiliates of the company to provide additional funds in the future and there can be no assurance that these persons will provide any new funds.

Management anticipates that during the next twelve months the company will require approximately $2,500,000 for the next operating budget.  The estimated use of these funds is a follows:

Payment on debt obligations	$250,000
Replenish inventory	$2,000,000
Marketing expenses	$10,000
Professional Fee	$40,000
Salaries	$100,000
Travel	$50,000
Working capital	$50,000

We believe that the most likely source of funds to satisfy our cash needs will be through the private placement of equity securities. However, this fund raising activity will be much more difficult unless our common stock is accepted for trading on the OTCBB or similar recognized trading market platform.  If the company cannot find sources of additional financing to fund its working capital needs, we will be unable to obtain sufficient capital resources to operate our business effectively.  We cannot assure you that we will be able to access any financing in sufficient amounts or at all when needed. Our inability to obtain sufficient working capital funding will have an immediate material adverse effect upon our financial condition and our business.  The company currently has no other significant sources of working capital or cash injection commitments. No assurance can be given that we will be able to raise sufficient funds from such financing arrangements, or that we will ever produce sufficient revenues to sustain operations. Additionally, we cannot assure that a trading market will develop in our shares, which will be necessary for us to carry out financing activities.

At the fiscal year ended March 31, 2013 compared to the fiscal year ended March 31, 2012.

Net cash used by operating activities for the year ended March 31, 2013 was $(296,890) compared to net cash provided of $2,017,703 for the year ended March 31, 2012, which primarily reflects the reduction of net profit of $196,677 from $105,289 at March 31, 2012 to a net loss of $91,388 at March 31, 2013. This result was primarily derived from non-cash reduction of $397,500 for forfeiture of common stock, cash reduction for inventory of $532,750 at March 31, 2013, partially offset by; (i) a $100,000 reduction in prepayments, (ii) a $13,177 increase in accounts payable and (iii) a $213,210 depreciation non-cash expenses. This compared to; (i) an increase of $30,063 in accounts payable, (ii) a $1,589,141 reduction in prepayments and (iii) a $477,500 decrease in other current receivables and depreciation expenses of $213,210 of non-cash expenses at March 31, 2012.

Net investment activities used $100,000 in mining assets acquisition as of March 31, 2013 compare to $1,532,100 in mining machines acquisition and $210,000 in mining assets acquisition as of March 31, 2012.

Cash flow from financing activities decreased by $(442,407) at March 31, 2012 to net cash provided of $713,500 at March 31, 2013. This increase is derived from $1,298,000 cash generated from issuance of common stock with use of $584,500 in repaid loans from stockholders as of March 31, 2013. This is compared to a $442,407 reduction in loans from stockholders as of March 31, 2012.

Working capital at March 31, 2013 was a positive $316,610 compared to a deficit of ($166,804) at March 31, 2012. The increase in working capital was primarily attributed to increased investment activities in total common stock and additional paid in capital.  Total investment activities resulted in cash used of ($442,407) cash transaction at March 31, 2012 and cash provided of  $713,500 at March 31, 2013.

At March 31, 2013 we had total assets of $2,740,008 and a stockholders deficit of $854,593, compared to total assets of $2,103,858 and a stockholders' deficit of $763,205 at March 31, 2012. We anticipate incurring additional losses in the foreseeable future. Although we have funded our operations since inception through investor and related party loans and through collection of our accounts receivable, there can be no assurance that adequate financing will continue to be available to us and, if available, on terms that are favorable to us.

Business Trends and Forecast

The company’s past performance is not indicative of future performance since commodities prices have fluctuated approximately 50% over the last two years.  The price of iron mineral has traded as high as $154.68 (February 2013) and as low as $99.47 (September 2011).  Furthermore, methods of cost, insurance and shipping add to vulnerability of costs.  In fiscal year 2011, goods were sold inclusive of freight (CNF or Cost and Freight) with two shipments, MV Kriton $1,527,861 and MV Loreto $1,480,310, accounting for an additional of $3,008,171 more in revenue and freight charges.  Whereas in fiscal year 2012, goods were sold with our buyer paying for freight (FOB or Freight on Board) because the company did not have the cash flow to prepay the shipping charges including certain cost, insurance and freight charges.  These two shipments, MV Pretty and MV STX, changed the discharge port and related risk to the buyer and the 2012 gross revenues were reduced along with shipping costs.

It is our experience that the price range of iron mineral spot rate is highly unpredictable. The company’s gross profits margin could increase or decrease by at least 10% inside the Mexico domestic or international market. Management is not able to forecast the future price and volume of the iron mineral product because of this mismatch demand and supply, and intensified market price fluctuation. Moreover, the shipping and related goods title transfer method can change the company’s gross profits as mentioned above.

Based on observations over the last 30 months, the company does not have adequate information to establish any known trends that may provide a definitive indication of future market activities.  The major reason was the recent market did not response rationally and there were a lot of changing factors on the demand and supply side, such as changing industrial practices, seasonal demands, suppliers’ competition, evolving vendors and identification of new exploration locations.  All of these reasons contributed to the current chaotic market and therefore the market demand and supply did not follow a linear or predictable co-relationship with material factors or indicators. We believe it will take time before the market returns to normal supply and demand patterns, whereby management can identify the new market trends and demand-supply co-relationships. Therefore, management cannot supply any forecast based on this unpredictable market situation.

Inflation

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future. Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Recent Accounting Pronouncements

The company has evaluated recent accounting pronouncements and their adoption has not had nor is not expected to have a material impact on the company’s financial position or statements.

Off-balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

JOBS Act

The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

●
be exempted from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

●
be exempted from the “say on pay” and “say on golden parachute” advisory vote requirements of the Dodd-Frank Wall Street Reform and Customer Protection Act (the “Dodd-Frank Act”), and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934; and

●
instead provide a reduced level of disclosure concerning executive compensation and be exempted from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on the financial statements.

It should be noted that notwithstanding our status as an emerging growth company, we would be eligible for these exemptions as a result of our status as a “smaller reporting company” as defined by the Securities Exchange Act of 1934.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of our present directors and executive officers.

Name	Age	Position	Started	Hours

Jimmy Yee	56	Chairman, Chief Financial Officer and Director	May 6, 2010	35 hours/week
Edward Mui	38	Chief Executive Officer and Director	May 6, 2010	45 hours/week
Huang Yi-Lun Kao	37	Secretary / General Director – Taiwan and Director	May 6, 2010	35 hours/week
Jeff Bo Zhou	45	General Director of Commodities - China	Jan 1, 2013	40 hours/week
Angela Sung	29	Executive Secretary	May 6, 2010	Contracted as needed

The company’s three directors, Jimmy Yee, Edward Mui and Huang Yi-Lun Kao, serve for one-year terms until their successors are elected or they are re-elected at the annual stockholders' meeting.  Officers hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated.

 There is no arrangement, agreement or understanding between any of the directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.  Also, there is no arrangement, agreement or understanding between management and non-management stockholders under which non-management stockholders may directly or indirectly participate in or influence the management of our affairs. There are no agreements or understandings for any officer or director to resign at the request of another person and none of the current offers or directors of are acting on behalf of, or will act at the direction of any other person.

The business experience of each of the persons listed above during the past five years is as follows:

Jimmy Yee serves as our Chairman, Chief Financial Officer and director and manages the company’s daily financial operations and business development. He also assists in obtaining financing for new mine acquisitions and additional equipment. Mr. Yee is a Certified Public Accountant with over twenty years of experience and, since 1998, he has been a sole practitioner in New York City providing business services to small and medium size business clients. He is particularly experienced in managing finances of operation as well as taking part in contract review with the law staff. Mr. Yee graduated from Queens College in 1980 and got his MBA business administration from Long Island University in 1992.    Mr. Yee speaks English and Chinese.  We believe that Mr. Yee’s education, expertise and accounting experience and ability to speak Chinese qualify him as a member of our board of directors and to serve as our Chief Financial Officer.

Edward Mui serves as our Chief Executive Officer and director and provides technical advice to the company’s mining contractors pertaining to mining operations. He is also involved in preparing mine plans and design including operating budgets and is the lead partner for GEO Tech’s Mexican operation.

From 2008 to the present, Mr. Mui has conducted exploration works in the Baja Pacific region of Mexico.  He also developed and implemented a mining scheme, a combination of opencast and cut and fill mining methods that increases the monthly production of the company.  He has overseen many aspects of mining, including but not limited to providing technical advice to contractors, conducting mine evaluations of resources and reserves, preparing mine plans and design, preparing operational budgets for the mining plans / operations, and formulating and implementing mining strategies to attain the monthly production requirements.

From 2005 to 2008, Mr. Mui was General Manager of Mineral Resources for TMT Global. Among his duties were mineral resources management, mining engineering, mine planning, geology, geotechnical, contracts management (for mining, hauling, shipping), civil engineering (bridges, tunnels, conveyors, crushers), mechanical & electrical engineering, process engineering, infrastructure projects and other capacity expansion projects (new mines).  Mr. Mui speaks English and Chinese. He attended Hofstra College in New York in 1989, but did not earn a degree. We believe that Mr. Mui’s background, expertise and experience in the mining and mineral exploration business and ability to speak Chinese qualify him as a member of our board of directors and to serve as our Chief Executive Officer.

Huang Yi-Lun Kao serves as director and Secretary / General Director Taiwan Sales servicing existing accounts, obtaining orders, and establishing new accounts. He also keeps management informed by submitting activity and results reports and monitoring competition and recommending changes in products and services.  Previously he served as President of Winfast International Corporation where he was in charge of all matters related to mineral trading between the Philippines and China including market pricing, new products, logistics and merchandising.  He has a Master’s of Business Administration degree. We believe that Mr. Kao’s education, background in mineral trading and general expertise in the mining and mineral business qualify him as a member of our board of directors.

Jeff Bo Zhou serves as our General Director of Commodities in China.  Mr. Zhou has over twenty years of experience in the logistics specialist and commodities industry. He is responsible for handling all logistics for delivery of Iron mineral to China and is responsible the logistics in Mexico and China. Mr. Zhou speaks English and Chinese. He graduated from Glendale University, Sante Fe, New Mexico (May 2001) with a Master Degree in Math.  We believe that Mr. Zhou’s education, expertise and experience in the commodities business and ability to speak Chinese qualify him to serve as our General Director of Commodities-China.

Angela Sung, since 2007, has served as our Executive Secretary.  Ms. Sung manages the operations of our Mexican office and oversees operations in the absence of managing partners.  Ms. Sung attended University of New Orleans, Louisiana for three years. Ms. Sung speaks English, Chinese, and Spanish.

During the past ten years, none of our officers, directors, promoters or control persons has had any of the following events occur:

●	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

●
being subject to any order, judgment or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business;

●
being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; or

●
been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

	(i)	any Federal or State securities or commodities law or regulation; or

	(ii)	any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

	(iii)	any judicial or administrative proceeding resulting from involvement in mail or wire fraud or fraud in connection with any business entity.

Committees of the Board of Directors

No director is deemed to be an independent director. Currently we do not have any standing committees of the board of directors. Until formal committees are established, our board of directors will perform some of the functions associated with a nominating committee and a compensation committee, including reviewing all forms of compensation provided to our executive officers, directors, consultants and employees, including stock compensation. The board will also perform the functions of an audit committee until we establish a formal committee.

Code of Ethics

We currently do not have a code of ethics.  It is our intention during the coming year to adopt a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Relationships and Related Party Transactions

Except as set forth below, we have not entered into any other material transactions with any officer, director, nominee for election as director, or any stockholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate family.

In November 2012 GEO Tech entered into two joint venture agreements for construction, operation and extraction of iron mineral in Mexico. Pursuant to the agreement with Groupo Santander SA DE CV, the company issued 40,000,000 shares of common stock. Jeff Bo Zhou, an officer and principal stockholder of the company, owns 62.6% of Groupo Santander and received 25,050,000 shares. The balance of 37.4% ownership of Groupo Santander is owned by five unrelated parties.  The shares were valued at $0.0105 per share.   During the period ended December 31, 2013 and fiscal year ended March 31, 2013, the company paid $29,000 and $4,062,000, respectively, for production costs to Geo Iron Resource S.A., that is majority owned by Edward Mui (51%), a director and principal stockholder of the company.

Pursuant to the agreement with Geo Iron Resource SA DE CV, we issued 50,000,000 shares.  Those related parties receiving shares included Mr. Yee (16,000,000 shares), Mr. Mui (16,000,000 shares), and Huang Yi-Lun Kao (6,000,000 shares). Mr. Yee, Mr. Mui and Mr. Kao also serve on the GEO Tech Board of Directors. The shares were valued at $0.0105 per share. Mr. Yee owns 13% of Geo Iron Resource, Mr. Mui owns 51% and Mr. Kao 12%. The balance of 24% is owned by six unrelated parties.  Both joint ventures are under the control of GEO Tech that manages all related operations through Edward Mui and GEO Tech Group SA de CV.

For the purpose of better local control of operations and management of the joint ventures, we have an agreement with a Mexican corporation, GEO Tech Group SA de CV, which was set up in 2010 and is 70% owned by one of our principals Edward Mui who is also the managing partner for the Mexican operation. During the year ended March 31, 2012, the company paid a management fee of $318,429 to the Mexican corporation.

During fiscal year ended March 31, 2011, the company recorded loans from stockholders and other unrelated parties of $1,033,907. One loan was from Jimmy Yee, a director and principal stockholder, and two other loans were made by unrelated parties. Details of those loans are as follows:

Name	Date	Total Aggregate Amount	Payment During the Year	Total Outstanding at the end of the year	Total Interest Paid During the year	Interest Rate	Related or Unrelated

Jimmy Yee (1)	10/1/2010	$ 326,935	0	$ 326,935	0	0.00%	Related
Wing Sun Wong(2)	11/1/2010	$ 207,000	0	$ 207,000	0	18.30%	Unrelated
China Best International(3)	3/26/2011	$ 499,972	0	$ 499,972	0	0.00%	Unrelated

Balance at March 31, 2011		$ 1,033,907	0	$ 1,033,907	0

Notes:
(1)	On October 1, 2010, Jimmy Yee, a director and principal stockholder, loaned the company $326,935, which was unsecured, interest free and repayable on demand. There was no payment during the year and, at the end of the year, there was an outstanding balance of $326,935.

(2)	On November 1, 2010, Wing Sun Wong, an unrelated party, loaned the company $207,000 with interest of 18.30%, unsecured and repayable on demand. There was no payment during the year and, at the end of the year, there was an outstanding balance of $207,000

(3)	On March 26, 2011, China Best International, an unrelated party, loaned the company $499,972. The loan was also unsecured, interest free and repayable on demand. There was no payment during the year and, at the end of the year, there was an outstanding balance of $499,972.

The highest value of loans outstanding was $1,033,097 at the end of March 31, 2011 and lowest amount outstanding was $326,935 on October 1, 2010.  No loan was repaid in fiscal year ended March 31, 2011.

During fiscal year ended March 31, 2012, the company recorded loans from stockholders and other unrelated parties of $2,052,000. Details of the company’s loan transactions as of March 31, 2012 are as follows:

Name	Date	Total Aggregate Amount	Payment During the Year	Total Outstanding at the end of the year	Total Interest Paid During the year	Interest Rate	Related or Unrelated
Jimmy Yee(1)	10/1/2010	$326,935	$326,935	$0	$0	0.00%	Related
Wing Sun Wong(2)	11/1/2010	$207,000	$207,000	$0	$30,000	18.30%	Unrelated
Wing Sun Wong(2)	8/2/2011	$160,000	$160,000	$0	$0	0.00%	Unrelated
China Best International(3)	3/26/2011	$499,972	$499,972	$0	$0	0.00%	Unrelated
Po Wing Hong(4)	4/1/2011	$1,308,000	$868,000	$440,000	$35,998	18.20%	Unrelated
TMT Global Corp(5)	4/28/2011	$345,000	$245,000	$100,000	$42,900	18.30%	Related
Sun Victory(6)	8/2/2011	$100,000	$100,000	$0	$2,998	18.25%	Unrelated
Sono Mobile Corp. (7)	2/1/2012	$44,500	$0-	$44,500	$-	0.00%	Related

Balance as of March 31, 2012		$2,991,407	$2,406,907	$584,500	$111,896
Notes:

(1)	The company made a payment of $326,935 to Jimmy Yee, a related party, during the year and, at the end of the year, the outstanding balance was $0. There was no interest payment as the loan wasunsecured and interest free.

(2)	Wing Sun Wong, an unrelated party, made an additional loan to the company of $160,000 on August 2, 2011, which loans were unsecured. There was a $367,000 payment for the year and, at the end of the year, there was an outstanding balance of $0. A payment of $30,000 in interest at 18.30% was also made.

(3)	China Best International, an unrelated party, made a loan for $499,972 that was unsecured; There was a $499,972 payment during the year and, at the end of the year, there was an outstanding balance of $0. There was no interest payment as the loan was interest free.

(4)	Loans of $1,308,000 were made to the company by an unrelated party, Po Wing Hong, starting April 1, 2011. The loans were unsecured, with interest at 18.20% for the first $868,000, and the second loan was on August 2, 2011 for $200,000. The third loan was on February 21, 2012 for $440,000 was interest free and repayable on demand. The total interest payment was $35,998 for the $868,000 loan. There was an $868,000 payment for the year and, at the end of the year, there was an outstanding balance of $440,000.

(5)	A $345,000 loan was made on April 28, 2011, payable to TMT Global Corp., a company 100% owned by two GEO Tech directors and principal stockholders, Jimmy Yee and Edward Mui. The loan was unsecured, interest at 18.30% and repayable on demand. There was a $245,000 payment for the year and, at the end of the year, a balance of $100,000 remained outstanding. A payment of $42,900 in interest at 18.30% was also made.

(6)	Sun Victory, an unrelated party, made a loan for $100,000 on August 2, 2011 that was unsecured. There was a $100,000 payment during the year and, at the end of the year, the outstanding balance was $0 . A payment of $2,998 in interest payment at 18.25% was also made.

(7)	A loan of $44,500 was made on February 1, 2012 by Sono Mobile Corp., a company 100% owned by Jimmy Yee, a GEO Tech director and principal stockholder. The loan was unsecured, interest free and repayable on demand. There was no payment for the year and, at the end of the year, there was an outstanding balance of $44,500.

The highest aggregate value of loans outstanding was $2,406,907 in May of 2011 and lowest amount outstanding was $345,000 in July of 2011.

There were no loans to the company during  fiscal year ended March 31, 2013.. Details of the company’s loan transactions as of March 31, 2013 are as follows:

Name	Date	Total Aggregate Amount	Payment During the Year	Total Outstanding at the end of the year	Total Interest Paid During the year	Interest Rate	Related or Unrelated

Po Wing Hong(1)	2/12/2012	$440,000.00	$440,000.00	$0	$0	0.00%	Unrelated
TMT Global Corp(2)	4/28/2011	$100,000.00	$100,000.00	$0	$0	0.00%	Related
Sono Mobile Corp.(3)	2/1/2012	$44,500.00	$44,500.00	$0	$0	0.00%	Related

March 31, 2013		$584,500.00	$584,500.00	$0	$0
Notes:
(1)	The company made a loan payment to Po Wing Hong, an unrelated party, of $440,000 during the year resulting in a $0 balance at the end of the year. There was no interest payment as the loan was interest free.

(2)	The company made a loan payment to TMT Global Corp, a related party, of $100,000 during the year resulting in a $0 balance at the end of the year. There was no interest payment as the loan was interest free.

(3)	The company made a loan payment to Sono Mobile Corp., a related party, of $44,500 during the year resulting in a $0 balance at the end of the year. There was no interest payment as the loan was interest free.

The highest value of loans outstanding for the company was $584,000 at April 1, 2012 and lowest amount outstanding was $0 at March 31, 2013.

In May 2013, the company recorded loans from stockholders and other unrelated party of was $515,000. Details of the company’s loan transactions for the nine months ended December 31, 2013 are as follows;

Name	Date	Total Aggregate Amount	Payment During the Year	Total Outstanding as of December 31, 2013	Total Interest Paid During the year	Interest Rate	Related or Unrelated
Jimmy Yee(1)	5/18/2013	$115,000.00	$0	$115,0000	$0	0.00%	Related
Po Wing Hong(2)	5/1/2013	$200,000.00	$0	$200,000	$0	0.00%	Unrelated
Madalero Realty(3)	5/1/2013	$200,000.00	$0	$200,000	$0	0.00%	Unrelated

As of December 31, 2013		$515,000.00	$0	$515,000			$

Notes:
(1)	Jimmy Yee, a related party, made a loan of $115,000, which amount remains outstanding as of December 31, 2013. The loan is unsecured with no interest.

(2)	Po Wing Hong, an unrelated party, made a loan of $200,000, which amount remains outstanding as of December 31, 2013. The loan is unsecured with no interest ad repayable on demand

(3)	Madalero Realty, an unrelated party,, made a loan of $200,000, which amount remains outstanding as of December 31, 2013. The loan is unsecured with no interest ad repayable on demand.

Both Jimmy Yee and Edward Mui are directors and officers of the company and the loans with TMT Global Corp. and Sono Mobile Corp. are considered related party transactions. The loan from TMT Global Corp. was originally in the amount of $345,400 and was partially repaid in the amount of $245,400 during fiscal year ended March 31, 2012. The other two loans were in the original amounts as indicated above.  All loans were repaid during fiscal year ended March 31, 2013.

Executive Compensation

We do not have a bonus, profit sharing, or deferred compensation plan for the benefit of employees, officers or directors. Additionally, we do have any employment contracts and plan to defer any such agreements until we deem them warranted and advisable due to our business operations.  During the three most recent fiscal years ended March 31, 2013, 2012 and 2011, the following compensation was awarded to our Chief Executive Officer and Chief Financial Officer:

Name and Position	Year	Salary	Bonus	Other Compensation	Total

Jimmy Yee	2013	$50,000	$0	$0	$50,000
C.F.O.	2012	$50,000	$0	$0	$50,000
	2011	$50,000	$0	$0	$50,000

Edward Mui	2013	$50,000	$0	$0	$50,000
C.E.O.	2012	$50,000	$0	$0	$50,000
	2011	$50,000	$0 $ 0	$0	$50,000

We do not have any employment agreements with our officers nor do we compensate directors for their services. Because we are an exploration stage company, we have decided that a reasonable compensation for our Chief Executive Officer and Chief Financial Officer would be $50,000 a year. We believe that the compensation is fair and reasonable considering the size of our company and the amount of funds available for salaries. We anticipate that these salaries will continue until such time as our business warrants additional compensation and we have adequate finances.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 31, 2013, to the best of our knowledge, with respect to each person believed to be the beneficial owner of more than 5% of our outstanding common stock, each director and executive officer and by all directors and executive officers as a group. For purposes of disclosure, a person is deemed to be the beneficial owner of any shares of common stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after the date of this prospectus. “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

	Amount and Nature of
Name and Address(1)	Beneficial Ownership(2)	Percent of Class(3)
Directors and Officers

Jimmy Yee	42,700,000	20.83%
Edward Mui	42,300,000	20.63%
Huang Yi-Lun Kao	15,000,000	7.32%

All directors and officers	100,000,000	48.78%
as a group (3 persons)

Other Beneficial Owners
Jeff Bo Zhou	25,050,000	12.22%

________________

(1)	Unless otherwise indicated, the address for each person listed above is c/o GEO JS Tech Group Corp., 6360 Corporate Drive, Houston Texas 77036.
(2)	Unless otherwise indicated, we have been advised that each person named above is the beneficially owner and has voting power over the shares indicated.
(3)	Percentage ownership is based on 204,980,000 shares of common stock outstanding as of December 31, 2013.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This description of our securities is a summary only of certain provisions contained in our Articles of Incorporation and is qualified in its entirety by reference to the complete terms contained therein.

Common Stock

Authorized and Outstanding

We are authorized to issue up to 500 million shares of common stock, par value $0.001 per share, of which 204,980,000 shares are outstanding as of the date of this prospectus.

Voting Rights

Each holders of our common stock has the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our articles of incorporation or bylaws, the presence, in person or by proxy duly authorized, of one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

Dividends

Our common stockholders are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Preemptive Rights

Holders of our common stock are not entitled to preemptive rights and no redemption or sinking fund provisions are applicable to our common stock.

Transfer Agent

We have designated as our transfer agent Island Stock Transfer Company, 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors, officers and persons acting at our request as an officer or director, will be indemnified by us to the fullest extent authorized by the general corporate laws of Texas.  This indemnification applies to all expenses and liabilities reasonably incurred in connection with services for us or on our behalf if:

●	such person acted in good faith with a view to our best interests; and

●	in the case of a monetary penalty in connection with a criminal or administrative action or proceeding, such person had reasonable grounds to believe that his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Leonard E. Neilson, Attorney at Law, 8160 South Highland Drive, Suite 104, Sandy, Utah 84093, telephone (801) 733-0800, has acted as our special legal counsel.

EXPERTS

Our financial statements for the fiscal years ended March 31, 2013 and 2012 appearing in this prospectus have been audited by Albert Wong & Co., LLP, independent certified public accountants, New York, New York.  Their report is given upon their authority as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus was hired on a contingent basis, will receive a direct or indirect interest in GEO Tech, or has acted or will act as a promoter, underwriter, voting trustee, director, officer, or employee of our company.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC in accordance with its rules and regulations. This prospectus does not contain all of the information in the registration statement. For further information regarding both our company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules. You may inspect our registration statement, without charge, at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, NE, Washington, D.C. 20549 and on its Internet site at http://www.sec.gov.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

You also may request a copy of the registration statement and these filings by contacting us electronically at jimmy@geotechusgroup.com

We are subject to the informational requirements of the Securities Exchange Act of 1934 and required to file annual, quarterly and current reports and other information with the SEC. These reports and other information may also be inspected and copied at the SEC’s public reference facilities or its web site.

GEO JS TECH GROUP CORP.

FINANCIAL STATEMENTS

March 31, 2013 and 2012

GEO JS Tech Group Corp.

F - 2

ALBERT WONG & CO., LLP
CERTIFIED PUBILC ACCOUNTANTS
139 Fulton Street, Suite 818B,
New York, NY 10038-2532
Tel : 212-226-9088
Fax: 212-437-2193

To:	The board of directors and stockholders of
Geo JS Tech Group Corp.

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheet of Geo JS Tech Group Corp. as of March 31, 2013 and 2012, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Geo JS Tech Group Corp. as of March 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience insufficient cash flows from operations and for development. These factors raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

New York, New York	Albert Wong & Co., LLP.
August 8, 2013	Certified Public Accountants
 Except for Note 3, 6, 13 and 15 which were dated at December 16, 2013 and note 16 dated at January 23, 2014

F - 3

GEO JS TECH GROUP CORP.
BALANCE SHEETS
AS AT MARCH 31, 2013 AND 2012
(Stated in US Dollars)

ASSETS	Notes	2013	2012
Current assets		(Restated)
Cash and cash equivalents	2(d)	$317,297	$687
Prepayment and other accounts receivable	3	0	0
Inventory	2(p)	532,750	0
Total current assets		$850,047	$687

Machinery, equipment and other depreciable assets, net	4	$1,679,961	1,893,171
Mining assets	2(g)	210,000	210,000
Total long term assets		$1,889,961	$2,103,171

TOTAL ASSETS		$2,740,008	$2,103,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable		$43,240	$30,063
Loans from shareholders	5	0	584,500
Payroll tax payable		861	0
Total current liabilities		$44,101	$614,563
TOTAL LIABILITIES		$44,101	$614,563

COMMITMENT AND CONTINGENCIES	10
STOCKHOLDERS’ EQUITY
Common stock at $0.001 par value,500,000,000 shares authorized, 97,980,000 and 85,000,000 shares issued and outstanding at March 31, 2013 and 2012	11	$97,980	$85,000
Additional paid-in capital	11	3,452,520	2,167,500
Accumulated deficit		(854,593)	(763,205)
		$2,695,907	$1,489,295

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$2,740,008	$2,103,858

See accompanying notes to financial statements

F - 4

GEO JS TECH GROUPCORP.
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

	Notes	2013	2012
		(Restated)
Net revenues	2(j)	$5,568,172	$9,180,832

Cost of net revenues		(5,119,636)	(7,719,386)

Gross profit		$448,536	$1,461,446

Operating expenses		$(539,924)	$(1,244,261)

Profits/(Loss) from operations		$(91,388)	$217,185

Interest income		0	0

Interest expense	5	0	(111,896)

Income/(Loss) before income taxes		$(91,388)	$105,289

Income taxes	7	0	0

Net profits/(loss)		$(91,388)	$105,289

Net earnings/(loss) per share - Basic and diluted		$(0.0010)	$0.0011

Weighted average no. of common stock - Basic and diluted	13	87,133,699	95,327,869

See accompanying notes to financial statements

F - 5

GEO JS TECH GROUP CORP.
STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

	No.		Additional
	Shares	Common	Paid-In	Accumulated
	outstanding	Stock	capital	deficit	Total

				(Restated)	(Restated)
	100,000,000	$100,000	$2,550,000	$(868,494)	$1,781,506
Balance, April 1, 2011
	(15,000,000)	(15,000)	(382,500)	-	(397,500)
Forfeiture of common stock

Net incomes	-	-	-	105,289	105,289

Balance, March 31, 2012	85,000,000	$85,000	$2,167,500	$(763,205)	$1,489,295

Balance, April 1, 2012	85,000,000	$85,000	$2,167,500	$(763,205)	$1,489,295

Issuance of common stock	12,980,000	12,980	1,285,020	-	1,298,000

Net incomes (restated)	-	-	-	(91,388)	(91,388)

Balance, March 31, 2013 (restated)	97,980,000	$97,980	$3,452,520	$(854,593)	$2,695,907

See accompanying notes to financial statements

F - 6

GEO JS TECH GROUP CORP.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

	Note	2013	2012
Cash flows from operating activities		(Restated)	(Restated)
Net income/(loss)		$(91,388)	$105,289
Depreciation	4	213,210	213,210
Forfeiture of common stock			(397,500)

Adjustments to reconcile net loss to net cash provided by operating activities:
Prepayment		100,000	1,589,141
Inventory		(532,750)	0
Accounts payable		13,177	30,063
Other current receivables		0	477,500
Other payables		861	0
Net cash (used in)/provided by operating activities		$(296,890)	$2,017,730

Cash flows from investing activities:
Purchase of mining machinery and equipment		$0	$(1,532,100)
Acquisition of mining assets		(100,000)	(210,000)
Net cash (used in)/provided by investing activities		$(100,000)	$(1,742,100)

Cash flows from financing activities:
Issuance of common stock	10	$1,298,000	$0
Forfeiture of common stock	10	0	0
Loans from shareholders		(584,500)	(442,407)
Net cash (used in)/provided by investing activities		$713,500	$(442,407)

Net increase/(decrease) in cash and cash equivalents		$316,610	$(166,804)

Cash and cash equivalents – beginning of year		687	167,491

Cash and cash equivalents – end of year		$317,297	$687

Supplementary cash flow information:
Interest received		$0	$0
Interest paid		$0	$111,896

Non-cash Transactions:
Other current receivables – share subscription	3	$0	$(397,500)
Forfeiture of common stock	10	$0	$397,500

See accompanying notes to financial statements

F - 7

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Geo JS Tech Group Corp. (hereinafter referred to as the “Company”) was incorporated in the State of Texas on April 13, 2010. The Company is engaged in sand, stone and iron mineral mine exploration in Mexico. The Company's fiscal year-end is March 31.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

Group Santander SA DE CV and GEO Iron Resource DE CV is under common control by certain directors of the Company, however, the shareholders component and structure, risk involved, operation regions, accounting policy, mission and objectives are totally different.

Geo Tech will account for the 50% equal interest ownership joint ventures under equity method. Since both joint ventures have no activity in the last six months due to waiting for the Mexico Mining Minister approval on the necessary license and permit, the equity share contributed by these two joint ventures are zero.

(b)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(c)	Economic and political risks

The Company’s operations are mainly conducting mine exploration in the Mexico and selling to People’s Republic of China (“PRC”). Accordingly, the Company’s business, financial condition and results of operations in the Mexico and PRC may be influenced by the political, economic and legal environment in the Mexico and PRC, and by the general state of the Mexico and PRC economy.

The Company’s major mining operations in the Mexico and selling in PRC are subject to special considerations and significant risks not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the Mexico and PRC, and by changes in government administration, governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

F - 8

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(d)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in the United States of America and is under $250,000 deposit insurance coverage per account from Federal Deposit Insurance Corporation.

(e)	Account receivable

Accounts receivable is carried at the net invoiced value charged to customer. The Company records an allowance for doubtful accounts to cover estimated credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectability of outstanding accounts receivable. The Company evaluates the credit risk of its customers utilizing historical data and estimates of future performance.

(f)	Machinery, equipment and other depreciable assets

Machinery and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the, machinery and equipment, are as follows:

Machinery	10 years
Equipment	10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income/operation. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(g)	Mining assets, Exploration and Stripping Costs

Mining assets include mineral properties and rights, their acquisition costs are initially capitalized as tangible assets when purchased. The Company assesses the carrying costs for impairment when indicators of impairment exist, such as the carrying cost is below the fair value. When determining on the fair value of the asset, the company will include value beyond proven and probable reserves and anticipated future price fluctuations, which include marketplace assumptions with consideration of the company’s operating plans with respect to developing and producing minerals. If proven and probable reserves are established for a mining assets and they have been determined that certain mineral properties can be economically developed and produced, costs will be amortized using the units-of-production method over the estimated life of the proven and probable reserve or duration of mining rights, whichever is practicable.

Exploration costs are expensed as incurred until the establishment of economically viable reserves.

Stripping costs are classified as production costs and are included in the cost of inventory produced.

F - 9

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(h)	Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. In accordance with Accounting Standards Codification ASC 350 “Intangibles - Goodwill and Other”, goodwill is no longer subject to amortization. Rather, goodwill is subject to at least an annual assessment for impairment, applying a fair-value based test. Fair value is generally determined using a discounted cash flow analysis.

(i)	Accounting for the impairment of long-lived assets

Impairment of Long-Lived Assets is evaluated for impairment at a minimum on an annual basis whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with ASC 360-10 “Impairments of Long-Lived Assets”. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. The recoverability of long-lived assets is assessed by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Company's average cost of capital.

(j)	Revenue recognition

The Company recognizes revenue in accordance with ASC 605 “Revenue Recognition”. The Company recognizes revenue when the significant risks and rewards of ownership have been transferred to the customer pursuant to PRC law, including factors such as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, sales and value-added tax laws have been complied with, and collectability is probable. Furthermore, for sales with right of return, the company will anticipate the re-negotiation and price reduction process. The Company will provide a sales reduction provision to reflect the revenue reduction in accordance with ASC 605-15-25-1.

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers and may include shipping/freight charges and/or insurance.  Since we do not provide insurance for clients, we do not charge insurance as part of our gross revenue.  Revenue on freight charges may be recognized as income in case of the freight charges are borne by our Company. In sales which we do not bear freight charges, no freight charge will be incurred in the gross revenue.

Revenue is recognixed when all of the following criteria are met:

- Persuasive evidence of an arrangement exists;

- Delivery has occurred or services have been rendered;

- The seller’s price to the buyer is fixed or determinable; and

- Collection is reasonably assured.

F - 10

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(k)	Stock compensation

The Company may periodically issue shares of common stock for services rendered or for financing costs. Such shares are valued based on the market price of the shares on the transaction date.

The Company may periodically issue stock options to employees and stock options or warrants to non-employees in non-capital raising transactions for services and for financing costs.

ASC 718 "Compensation - Stock Compensation" prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights may be classified as either equity or liabilities. The Company should determine if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity's past practices or stated policies. If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50 "Equity -Based Payments to Non-Employees". Measurement of share-based payment transactions with non-employees shall be based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction should be determined at the earlier of performance commitment date or performance completion date.

In accordance with ASC 718, the cost of stock options and warrants issued to non-employees is measured at the grant date based on the fair value of the award. The fair value of the stock-based award is determined using the Black-Scholes option-pricing model. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive benefit, which is generally the vesting period.

Stock options issued to non-employee directors at fair market value will be accounted for under the intrinsic value method.

The Company did not have any stock options outstanding during the year ended March 31, 2013 and 2012. Accordingly, no pro forma financial disclosure is provided herein.

F - 11

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(l)	Issuance of shares for service

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

(m)	Advertising

The Company expensed all advertising costs as incurred. Advertising expenses included in selling expenses were $nil and $nil for the years ended March 31, 2013 and 2012 respectively.

(n)	Income taxes

The Company uses the accrual method of accounting to determine and report its taxable income and tax credit in the year in which they are available. The Company has implemented ASC 740 “Income Taxes”.

Income tax liabilities computed according to the United States tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize that tax benefit, or that future realization is uncertain.

(o)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Company’s has no components of other comprehensive income.

F - 12

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(p)	Inventories

The Company has only one category of inventory. The inventory consists of finished goods and states at lower of cost or market value. The inventory is derived from crunching down of large rock into 2 to 4 inched lump size ore with appropriate overhead incurred which included labor and processing cost. The management will regularly evaluate the inventory to determine if additional write-downs are required.

(q)	Recent accounting pronouncements

In January 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. This ASU clarifies that ordinary trade receivables and receivables are not in the scope of ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. Specifically, ASU 2011-11 applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in the FASB Accounting Standards Codification™ (Codification) or subject to a master netting arrangement or similar agreement. The FASB undertook this clarification project in response to concerns expressed by U.S. stakeholders about the standard’s broad definition of financial instruments. After the standard was finalized, companies realized that many contracts have standard commercial provisions that would equate to a master netting arrangement, significantly increasing the cost of compliance at minimal value to financial statement users. An entity is required to apply the amendments in ASU 2013-01 for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the required disclosures retrospectively for all comparative periods presented. The effective date is the same as the effective date of ASU 2011-11.

In February 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This ASU improves the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in this ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP.

The new amendments will require an organization to:

-Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.

-Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

F - 13

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(q)	Recent accounting pronouncements (continued)

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). A private company is required to meet the reporting requirements of the amended paragraphs about the roll forward of accumulated other comprehensive income for both interim and annual reporting periods. However, private companies are only required to provide the information about the effect of reclassifications on line items of net income for annual reporting periods, not for interim reporting periods. The amendments are effective for reporting periods beginning after December 15, 2012, for public companies and are effective for reporting periods beginning after December 15, 2013, for private companies. Early adoption is permitted.

In February 2013, FASB issued Accounting Standards Update (ASU) No. 2013-03, Financial Instruments (Topic 825). This ASU clarifies the scope and applicability of a disclosure exemption that resulted from the issuance of Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendment clarifies that the requirement to disclose "the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)" does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position, but for which fair value is disclosed. This ASU is the final version of Proposed Accounting Standards Update 2013-200—Financial Instruments (Topic 825) which has been deleted. The amendments are effective upon issuance.

In February 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. This ASU provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in this ASU also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2014, and interim periods and annual periods thereafter. The amendments in this ASU should be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements within the ASU’s scope that exist at the beginning of an entity’s fiscal year of adoption. An entity may elect to use hindsight for the comparative periods (if it changed its accounting as a result of adopting the amendments in this ASU) and should disclose that fact. Early adoption is permitted.

F - 14

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(q)	Recent accounting pronouncements (continued)

In March 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-05, Foreign Currency Matters (Topic 830). This ASU resolve the diversity in practice about whether Subtopic 810-10, Consolidation—Overall, or Subtopic 830-30, Foreign Currency Matters—Translation of Financial Statements, applies to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights)within a foreign entity. In addition, the amendments in this Update resolve the diversity in practice for the treatment of business combinations achieved in stages (sometimes also referred to as step acquisitions) involving a foreign entity. This ASU is the final version of Proposed Accounting Standards Update EITF11Ar—Foreign Currency Matters (Topic 830), which has been deleted. The amendments in this Update are effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. For nonpublic entities the amendments in this Update are effective prospectively for the first annual period beginning after December 15, 2014, and interim and annual periods thereafter. The amendments should be applied prospectively to derecognition events occurring after the effective date. Prior periods should not be adjusted. Early adoption is permitted. If an entity elects to early adopt the amendments, it should apply them as of the beginning of the entity’s fiscal year of adoption.

3.	PREPAYMENTS AND OTHER CURRENT RECEIVABLES

PREPAYMENTS

Prepayments are made for mining assets to a joint venture partner and summarized as follow:

	2013	2012
	(Restated)
Beginning balance, April 1	$0	$0

Add: Prepayment incurred during the year	0	0

Less: Transferred to mining assets	0	0

Ending balance, March 31	$0	$0

OTHER CURRENT RECEIVABLES

	2013	2012
Beginning balance, April 1	$0	$477,500

Addition	0	0
	$0	$477,500
Less: Note receivable – share subscription forfeiture		(397,500)
Loan to MNE – convert to mining assets of IMO project*	0	(80,000)
Ending balance, March 31	$0	$0

* The Loan to MNE was initiated on February 20, 2011 to help MNE to obtain the mining rights of IMO project and had been converted as a partial payment to obtain mining assets of the IMO project on September 13, 2011.

F - 15

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

4.	MACHINERY AND EQUIPMENT, NET

Machinery and equipment comprise the followings:

	2013	2012
At cost
Machinery	$600,100	$600,100
Equipment	1,532,000	1,532,000
Total assets at cost	$2,132,100	$2,132,100

Less: Accumulated depreciation	(452,139)	(238,929)
Net assets	$1,679,961	$1,893,171

Depreciation expenses were $213,210 and $213,210 for the years ended March 31, 2013 and 2012 respectively.

5.	LOANS FROM SHAREHOLDERS

Loans from shareholders are unsecured, with an annual interest at around 18% before December 31, 2011 and become interest free after January 1, 2012 and repayable on demand.

The interest paid to shareholders or parties related to shareholders as of March 31, 2012 are listed as following:

Name	NUMBER OF DATE	Date	Amount Borrowed	Annual Interest Rate	Interest Paid

Po Wing Hong(1)	90	4/1/2011 to 6/30/2011	$ 668,000.00	18.214%	$30,000.00
Po Wing Hong	60	8/2/2011 to 10/2/2011	$ 200,000.00	18.243%	$5,997.60
Wing Sun Wong(2)	224	11/1/2010 to 6/30/2011	$ 207,000.00	18.29%	$25,201.92
Wing Sun Wong	60	8/2/2011 to 10/2/2011	$ 160,000.00	18.243%	$4,798.08
TMT Global Corp(3)	248	4/28/2011 to 12/31/2011	$ 345,000.00	18.301%	$42,900.00
Sun Victory Corp(4)	60	8/2/2011 to 10/2/2011	$ 100,000.00	18.243%	$2,998.60

					$111,896.20

NOTE:

(1) Po Wing Hong is Company owned by one of the Company’s shareholder.

(2) Wing Sun Wong is a shareholder of the Company until December 8, 2011.

(3) TMT Global Corp is Company 100% owned by two of the Company’s shareholders.

(4) Sun Victory is a Company owned by one of the Company’s shareholder.

6.	RELATED PARTY TRANSACTIONS

During the years ended March 31, 2013 and 2012, the Company has the following related party transactions:

During the fiscal year March 31, 2012, the Company paid $318,429 management fees to Geo Tech S.A. DE Mexico which was majority owned by one of the shareholder of the Company. Edward Mui owned 70% and Wai Tsang 30%.

During the fiscal year March 31, 2012, the Company paid $4,553,553 production cost, $318,429 management fees and $218,959 royalty fees to Pan American Mineral Ventures, S.A. DE C.V., Baja California, Mexico, which was a 50% equal share joint venture partner for Mexico mineral exploration projects since September 26, 2010.Sharon Vasquez owned 60% and Robert Cotton owned 40% of Pan American Mineral Ventures, S.A. DE C.V.

The nature of the $4,553,553 production cost payment were made for $1,775,076 trucking and gasoline, $1,680,303 heavy equipment lease, $579,456 port fee, $148,336 salary for Mexico personnel, $119,602 general administration, $126,780 maintenance, $100,000 royalty to land owner, $24,000 rent.

During the fiscal year March 31, 2012 the Company paid $49,345 production cost to Geotech S.A. DE C.V., which was 70% owned by Edward Mui and 30% owned by unrelated person, Wai Tsang.

During the fiscal year March 31, 2013, the Company paid $4,062,000 production cost to Geo Iron Resource S.A. DE C.V., which was 51% owned by Edward Mui, 13% by Jimmy Yee, 12% by Huang Y Kao, with aggregated 76% owned by the shareholders of the Company. The rest of the 24% was owned by 6 other unrelated persons, 6% by Mathieu Goldenberg, 6% by Roman Avzski, 3% by Angela Sung, 3% by John Lionti, 3% by Joe Greco Sr., 3% by Joe Greco Jr.

The nature of the $4,062,000 production cost payment were made for $2,963,086 iron mineral purchase, $365,820 trucking and gasoline, $332,820 port fee, $229,989 heavy equipment lease, $53,200 salary for Mexico personnel, $48,000 patio rental, $35,585 general administration, $21,500 maintenance, $12,000 rent.

During the fiscal year March 31, 2013, we did no business with Groupo Santander S.A. DE C.V.. The detail shareholders of Santander SA DE CV were 62.62% owned by Jeff Zhou, one of the shareholder of the Company; the rest of the 37.37% were owned by 5 other unrelated persons, 18.75% by Wei Qiu, 7.5% by Shan M Chan, 6.25% by Guo D Lin, 4.25% owned by Anita Cheung, 0.63% owned by Dak T Yee.

F - 16

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

7.	INCOME TAXES

The Company is subject to federal corporation income taxes at a maximum rate of 33% in the United States, the tax jurisdiction in which they are operating. Texas State is not required to file the corporation income tax returns and no corporation income tax is levied.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income of the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Realization of the deferred tax asset is dependent on generating sufficient taxable income in future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company is subject to the United States Federal corporation income tax at a rate of 33%.  The reconciliation of the United State Federal income tax rate to the effective income tax rate based on loss before income taxes stated in the financial statements concerning the net operation loss carried forwards and the deferred taxation are as following:

	March 31, 2013	March 31, 2012
Deferred Tax Assets:
Net operating loss carried forwards	$754,953	$763,205
Federal tax rate	33%	33%
Less: Valuation allowance	$(754,953)	$(763,205)
Federal tax rate	(33%)	(33%)

Deferred tax assets, net	$-	$-

The Company did not have any interest or penalty recognized in the income statements for the period ended March 31, 2013 and 2012 or balance sheet as of March 31, 2013 and 2012. The Company did not have uncertain tax positions or events leading to uncertain tax position within the next 12 months. The Company’s 2012 and 2011 U.S. Corporation Income Tax Return are subject to Internal Revenue Service examination.

8.	CONCENTRATION

Suppliers

The Company’s major suppliers for the year ended march 31, 2013 and 2012 are listed as following:

Purchases			Accounts Payable
	Twelve	Twelve
	Months	Months
	Ended	Ended
Major Customers	March, 31, 2013	March, 31, 2012	March 31, 2013	March 31, 2012
Company A	0%	100%	0%	0%
Company B	60%	0%	0%	0%
Company C	4.8%	0%	0%	0%
Company D	4.8%	0%	0%	0%
Company E	4.4%	0%	0%	0%

Customers

The Company’s major customers for the year ended March 31, 2013 and 2012 are listed as following:

Sales			Accounts Receivable
	Twelve	Twelve
	Months	Months
	Ended	Ended
Major Customers	March, 31, 2013	March, 31, 2012	March 31, 2013	March 31, 2012
Company M	0%	51%	0%	0%
Company N	0%	49%	0%	0%
Company O	38%	0%	0%	0%
Company P	31%	0%	100%	0%
Company Q	11%	0%	0%	0%

9.	GOING CONCERN

As shown in the accompanying financial statements, the Company has an accumulated deficit of $754,593 as of March 31, 2013. The Company also experience insufficient cash flows from operations and will be required to raise capital to fund its operations until it is able to generate sufficient revenue to support the future development. Moreover, the Company may be continuously raising capital through the sale of debt and equity securities. These factors have raised substantial doubt about the Company’s ability to continue as a going concern. There can be no assurances that the Company will be able to obtain adequate financing or achieve profitability. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F - 17

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

10.	COMMITMENT AND CONTINGENCIES

Operating Leases - The Company has operating lease agreements for office premises, which expiring through March 2014. Future minimum rental payments under agreements classified as operating leases with non-cancelable terms for the next one year and thereafter are as follows:

March 31, 2014	$3,600
2015 and thereafter	0
Total	$3,600

Rental expense paid for the years ended March 31, 2013 and 2012 were $3,600 and $3,600 respectively.

The Company is a plaintiff in a motion filed in the Harris County, Texas. The defendant filed counter-claim. Based on the information from the legal counsel, the Company has meritorious claims against the defendant. The case is in the initial stages and no outcome can be determined.

11.	COMMON STOCK

On April 17, 2010, the Company has issued 100,000,000 shares of ordinary common stock at par value $0.001 per share for $2,650,000.

On December 8, 2011, the Company has forfeited 15,000,000 shares of ordinary common stock for two shareholders as they did not intend to pay cash on them. Accordingly, the common stock was reduced by $15,000 and the paid in capital was reduced by $382,500. Total capital was reduced by $397,500.

On January 31, 2013, the company has re-issued 12,980,000 shares of ordinary common stock at par value $0.001 per share to various accredit investors for $1,298,000.

12.	SEGMENT INFORMATION

Segment information is not required as the Company has one product and generates income in one geographic region.

F - 18

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)

13.	EARNINGS PER SHARE

The Company calculates earnings per share in accordance with ASC 260, “Earnings Per Share”, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Potentially dilutive common shares consist of convertible preferred stock (using the if-converted method) and exercisable warrants and stock options outstanding (using the treasury method). Holder of convertible preferred stock participate in dividends of the Company on the same basis as holders of the Company’s common stock and is therefore included in the calculation of basic earnings per share using the two class method.

The following table sets forth the computation of basic and diluted net income per common share:

Years Ended March 31,	2013	2012
	(Restated)
Net income for computing basic net income(loss) per share	$(91,388)	$105,289

Adjusted net income(loss) for computing diluted net income(loss) per share	-	-

Net income(loss) attributable to ordinary shareholders for computing basic net income	$(91,388)	$105,289

Weighted-average shares of common stock outstanding in computing net income (loss) per common stock
Basic	87,133,699	95,327,869
Diluted	87,133,699	95,327,869

Basic (loss) earnings per share of common stock	$(0.0010)	$0.0011
Diluted (loss) earnings per share	$(0.0010)	$0.0011

14.	SUBSEQUENT EVENT

The Company has evaluated all other subsequent events through August 8, 2013 the date these financial statements were issued, and determined that there were no other subsequent events or transactions that require recognition or disclosures in the financial statements except on May 18, 2013, issuance 90,000,000 shares of common stock to acquire three mining rights, mining machinery and equipment, and issuance common stock for miscellaneous professional services that 17,000,000 shares of common stock were issued to prepay for related legal and professional services.

F - 19

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012
(Stated in US Dollars)
15.	RESTATEMENT

The Company has evaluated the prepayment item concerning with the acquisition of mineral mining assets $100,000 and the company was unable to determine the future mining asset benefits and relevant income generating amount. Therefore, the company determined to provide adjustment to write it off and restate the related March 31, 2013 financial statements to eliminate this uncertain prepayment.

ITEMS	ORIGINAL 2013	Adjustment	RESTATED 2013
ASSETS
Current assets
Prepayment	$100,000	$(100,000)	$0

Total current assets	$950,047	$(100,000)	$850,047

TOTAL ASSETS	$2,840,008	$(100,000)	$2,740,008

Stockholders’ Equity
Accumulated deficit	$(754,593)	$(100,000)	$(854,593)

Total Stockholders’ Equity	$2,795,907	$(100,000)	$2,695,907

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,840,008	$(100,000)	$2,740,008

As a result of restatement of the balance sheet as of March 31, 2013, the prepayment was reduced by $100,000 and changed from $100,000 to $0.  Total current assets was reduced by $100,000 and changed from $950,047 to $850,047.  Total assets was reduced by $100,000 and changed from $2,840,008 to $2,740,009.  The accumulated deficit was reduced by $100,000 and changed from $(754,593) to $(854,593).   The total stockholders’ equity was reduced by $100,000 and changed from $2,795,907 to $2,695,907. Total liabilities and stockholders’ equity was reduced by $100,000 and changed from $2,840,008 to $2,740,008.

ITEMS	ORIGINAL 2013	Adjustment	RESTATED 2013
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
Net revenue	$5,568,172	$-	$5,568,172

Cost of revenues	(5,019,636)	(100,000)	(5,119,636)

Gross profits	$548,536	$(100,000)	$448,436

Operating expenses	$539,924	$-	$539,924

Profits/(loss) from operations	$8,612	$(100,000)	$(91,388)

Income/(loss) before income taxes	$8,612	$(100,000)	$(91,388)

Net profits/(loss)	$8,612	$(100,000)	$(91,388)

Net earnings/(loss) per share – Basic and diluted	$0.0001	$(0.0011)	$(0.0010)

Weighted average no. of common stock- Basic and diluted	87,133,699		87,133,699

As a result of restatement of the statements of income and comprehensive income for the year ended March 31, 2013, the net revenue did not have changes, the cost of revenue was reduced by $100,000 and changed from $(5,019,636) to $(5,119,636).Gross profits was reduced by $100,000 and changed from $548,536 to $448,436. The profits/(loss) from operations, income/(loss) before income taxes and net profits/(loss) were reduced by $100,000 and changed from $8,612 to $(91,388).  The net earnings/(loss) per share-basic and diluted was reduced by $(0.0011) and changed from $0.0001 to $(0.0010).

ITEMS	ORIGINAL 2013	Adjustment	RESTATED 2013
STATEMENTS OF CASH FLOW
Net income/(loss)	$8,612	$(100,000)	$(91,388)

Prepayment	0	100,000	100,000

Net cash (used)/provided by operating activities	$(296,890)	$0	$(296,890)

As a result of restatement of the statements of cash flow for the year ended March 31, 2013, the net income/(loss) reduced by $100,000 and changed from $8,612 to $(91,388) which is offset by the $100,000 reduction of prepayment and changed from $0 to $(100,000).  The net cash (used)/provided by operating activities did not have changes.

F - 20

16.	RESTATEMENT 2

The Company has evaluated the non-cash item of forfeiture of common stock $397,500 and the company determined the non-cash items should be disclose separately before the reconciliation of operating activities. Therefore, the company provided non-cash disclosure of forfeiture of common stock.

ITEMS	ORIGINAL 2012	Adjustment	RESTATED 2012
STATEMENTS OF CASH FLOW
Net income/(loss)	$105,289	$0	$105,289
Non-cash item:
Forfeiture of common stock	0	(397,500)	(397,500)

Net cash (used)/provided by operating activities	$2,415,203	$(397,500)	$2,017,703

Forfeiture of common stock	$(397,500)	$397,500	$0

Loans from shareholders	(442,407)	0	(442,407)

Net cash (used)/provided by investing activities	$(839,907)	$397,000	$(442,407)

As a result of restatement of the statements of cash flow for the year ended March 31, 2012, the non-cash item forfeiture of common stock reduced by $397,500 and changed from $0 to $(397,500); the net cash (used)/provided by operating activities reduced by $397,500 and changed from $2,415,203 to $2,017,703.  The forfeiture of common stock in investing activities increased by $397,500 and changed from $(397,500) to $0; the net cash (used)/provided by operating activities increased by $379,500 and changed from $(839,907) to $(442,407). These changes off-set each other and “Net increase/(decrease) in cash and cash equivalents” did not have changes.

F - 21

GEO JS TECH GROUP CORP.

FINANCIAL STATEMENTS

December 31, 2013
(Unaudited)

GEO JS Tech Group Corp.

GEO JS TECH GROUP CORP.
BALANCE SHEETS
AS AT DECEMBER 31, 2013 AND MARCH 31, 2013
(Stated in US Dollars)

ASSETS	Notes	Dec. 31, 2013	March 31, 2013
		(Unaudited)	(Audited)
Current assets			(Restated)
Cash and cash equivalents	2(d)	$221,433	$317,297
Prepayment	3	425,000	0
Accounts receivable		287,600	0

Inventory	2(p)	282,750	532,750
Total current assets		$1,216,783	$850,047

Machinery, equipment and other depreciable assets, net	4	$1,820,053	1,679,961
Mining assets	2(g)	210,000	210,000
Other long term deposit	2(g)	650,000	0
Total long term assets		$2,680,053	$1,889,961

TOTAL ASSETS		$3,896,836	$2,740,008

LIABILITIES ANDSTOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable		$33,240	$43,240
Loans from shareholders	5	515,000	0
Payroll tax payable		131	861
Total current liabilities		$548,371	$44,101
TOTAL LIABILITIES		$548,371	$44,101

COMMITMENT AND CONTINGENCIES	8

STOCKHOLDERS’ EQUITY
Common stock at $0.001 par value,500,000,000 shares authorized, 204,980,000 and 97,980,000 shares issued and outstanding at June 30, 2013 and March 31, 2013	10	$204,980	$97,980
Additional paid-in capital	10	5,995,520	3,452,520
Accumulated deficit		(2,852,035)	(854,593)
		$3,348,465	$2,695,907

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$3,896,836	$2,740,008

See accompanying notes to financial statements

GEO JS TECH GROUPCORP.
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

	Notes	2013	2012
		(Unaudited)	(Unaudited)

Net revenues	2(j)	$1,598,936	$0

Cost of net revenues		(2,040,143)	0

Gross profit		$(441,207)	$0

Operating expenses		$(1,556,235)	$(297,248)

Profits/(Loss) from operations		$(1,997,442)	$(297,248)

Interest income		0	0

Interest expense		0	0

Income/(Loss) before income taxes		$(1,997,442)	$(297,248)

Income taxes	7	0	0

Net profits/(loss)		$(1,997,442)	$(297,248)

Net earnings/(loss) per share - Basic and diluted		$(0.0104)	$(0.0029)

Weighted average no. of common stock - Basic and diluted	12	142,186,522	100,000,000

See accompanying notes to financial statements

GEO JS TECH GROUPCORP.
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

	Notes	2013	2012
		(Unaudited)	(Unaudited)

Net revenues	2(j)	$0	$0

Cost of net revenues		0	0

Gross profit		$	$0

Operating expenses		$(514,935)	$(150,813)

Profits/(Loss) from operations		$(514,935)	$(150,813)

Interest income		0	0

Interest expense		0	0

Income/(Loss) before income taxes		$(514,935)	$(150,813)

Income taxes	7	0	0

Net profits/(loss)		$(514,935)	$(150,813)

Net earnings/(loss) per share - Basic and diluted		$(0.0025)	$(0.0007)

Weighted average no. of common stock - Basic and diluted	12	204,980,000	100,000,000

See accompanying notes to financial statements

GEO JS TECH GROUP CORP.
STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND YEAR ENDED MARCH 31, 2013
(Stated in US Dollars)
	No.		Additional
	Shares	Common	Paid-In	Accumulated
	outstanding	Stock	Capital	Deficit	Total
				(Restated)	(Restated)
Balance, April 1, 2012	85,000,000	$85,000	$2,167,500	$(763,205)	$1,489,295

Issuance of common stock	12,980,000	12,980	1,285,000	-	1,298,000

Net incomes	-	-	-	(91,388)	(91,388)

Balance, March 31, 2013 (Restated)	97,980,000	$97,980	$3,452,520	$(854,593)	$2,695,907

Balance, April 1, 2013 (Restated)	97,980,000	$97,980	$3,452,520	$(854,593)	$2,695,907

Issuance of common stock	107,000,000	107,000	2,543,000	-	2,650,000

Net incomes	-	-	-	(1,997,442)	(1,997,442)

Balance, December 31, 2013 (Restated)	204,980,000	$204,980	$5,995,520	$(2,852,035)	$3,348,465

See accompanying notes to financial statements

GEO JS TECH GROUP CORP.
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED DECEMBER 31 , 2013 AND 2012
(Stated in US Dollar
	Note	2013 (Unaudited)	2012 (Unaudited)
Cash flows from operating activities
Net income/(loss)		$(1,997,442)	$(297,248)
Depreciation	4	159,907	159,907

Adjustments to reconcile net loss to net cash provided by operating activities:
Accounts receivable		(287,600)	0
Inventory		250,000	(283,645)
Accounts payable		(10,000)	0
Prepayment		1,275,000	0
Payroll tax		(729)	0
Net cash (used in)/provided by operating activities		$(610,864)	$(420,986)

Cash flows from investing activities:
Purchase of mining machinery and equipment		$0	$0
Acquisition of mining assets		0	0
Net cash (used in)/provided by investing activities		$0	$0

Cash flows from financing activities:
Issuance of common stock	10	$0	$998,00 0
Forfeiture of common stock		0	0
Loans from shareholders		515,000	50,100
Net cash (used in)/provided by investing activities		$515,000	$1,048,100

Net increase/(decrease) in cash and cash equivalents		$(95,864)	$627,114

Cash and cash equivalents – beginning of period		317,297	687

Cash and cash equivalents – end of period		$221,433	$627,801

Supplementary cash flow information:
Interest received		$0	$0
Interest paid		$0	$0
Non cash activities
Prepayment	$(1,700,000)	$0
Acquisition of machinery, equipment and other assets	$(300,000)	$0
Acquisition deposit of mining assets	$(650,000)	$0
Issuance of common stock for non cash properties	$2,650,000	$0

See accompanying notes to financial statements

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Geo JS Tech Group Corp. (hereinafter referred to as the “Company”) was incorporated in the State of Texas on April 13, 2010. The Company is engaged in sand, stone and iron mineral mine exploration in Mexico. The Company's fiscal year-end is March 31.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

Group Santander SA DE CV and GEO Iron Resource DE CV is under common control by certain directors of the Company, however, the shareholders component and structure, risk involved, operation regions, accounting policy, mission and objectives are totally different.

Geo Tech will account for the 50% equal interest ownership joint ventures under equity method. Since both joint ventures have no activity in the last six months due to waiting for the Mexico Mining Minister approval on the necessary license and permit, the equity share contributed by these two joint ventures are zero.

(b)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(c)	Economic and political risks

The Company’s operations are mainly conducting mine exploration in the Mexico and selling to People’s Republic of China (“PRC”). Accordingly, the Company’s business, financial condition and results of operations in the Mexico and PRC may be influenced by the political, economic and legal environment in the Mexico and PRC, and by the general state of the Mexico and PRC economy.

The Company’s major mining operations in the Mexico and selling in PRC are subject to special considerations and significant risks not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the Mexico and PRC, and by changes in government administration, governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(d)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in the United States of America and is under $250,000 deposit insurance coverage per account from Federal Deposit Insurance Corporation.

(e)	Accounts receivable

Accounts receivable is carried at the net invoiced value charged to customer. The Company records an allowance for doubtful accounts to cover estimated credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectability of outstanding accounts receivable. The Company evaluates the credit risk of its customers utilizing historical data and estimates of future performance.

(f)	Machinery, equipment and other depreciable assets

Machinery and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the, machinery and equipment, are as follows:

Machinery	10 years
Equipment	10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income/operation. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(g)	Mining assets, Exploration and Stripping Costs

Mining assets include mineral properties and rights, their acquisition costs are initially capitalized as tangible assets when purchased. The Company assesses the carrying costs for impairment when indicators of impairment exist, such as the carrying cost is below the fair value. When determining on the fair value of the asset, the company will include value beyond proven and probable reserves and anticipated future price fluctuations, which include marketplace assumptions with consideration of the company’s operating plans with respect to developing and producing minerals. If proven and probable reserves are established for a mining assets and they have been determined that certain mineral properties can be economically developed and produced, costs will be amortized using the units-of-production method over the estimated life of the proven and probable reserve or duration of mining rights, whichever is practicable. The Company incurred $210,000 as of June 30, 2013 on the mining assets which included the mining rights acquired in the El Sara, in the middle of Ensenada and San Quirtin of Baja California, Mexico. No formal United States Industry Guide 7 report concerning the mineral reserves geology survey has been conducted to provide information on proven or potential reserve.

Exploration costs are expensed as incurred until the establishment of economically viable reserves. Currently, the company expensed all exploration costs as incurred.

Stripping costs are classified as production costs and are included in the cost of inventory produced. Currently, the mining rights are in the exploration planning stage and no stripping costs were incurred.

Groupo Santander SA DE CV, which we maintain a joint venture agreement with per our legal Corporate counsel, is still in the process of obtaining the legal mining title right transfer from Mexican citizens for which we have previously made a deposit of $650,000 on behalf of the joint venture when the contract was signed by both parties.  The mining right of PILLIPAO 1 and PILLIPAO 2 process could take three to six months depending on the approval time of the Mexico Mining Minister Department.   As soon as the mining right transfers to Groupo Santander SA DE CV, the mining right will be assigned to Geo JS Tech Group, USA per the joint venture contract dated November 20, 2012. We may modify the joint venture with Groupo Santander SA DE CV in the future to become a service contract as the business situation dictates.

The $650,000 deposited is accounted for as long term deposit under the long term asset section of the financial statement until the mining title is legally transferred to Geo JS Tech Group, USA.

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(h)	Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. In accordance with Accounting Standards Codification ASC 350 “Intangibles - Goodwill and Other”, goodwill is no longer subject to amortization. Rather, goodwill is subject to at least an annual assessment for impairment, applying a fair-value based test. Fair value is generally determined using a discounted cash flow analysis.

(i)	Accounting for the impairment of long-lived assets

Impairment of Long-Lived Assets is evaluated for impairment at a minimum on an annual basis whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with ASC 360-10 “Impairments of Long-Lived Assets”. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. The recoverability of long-lived assets is assessed by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Company's average cost of capital.

(j)	Revenue recognition

The Company recognizes revenue in accordance with ASC 605 “Revenue Recognition”. The Company recognizes revenue when the significant risks and rewards of ownership have been transferred to the customer pursuant to PRC law, including factors such as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, sales and value-added tax laws have been complied with, and collectability is probable. Furthermore, for sales with right of return, the company will anticipate the re-negotiation and price reduction process. The Company will provide a sales reduction provision to reflect the revenue reduction in accordance with ASC 605-15-25-1.

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers and may include shipping/freight charges and/or insurance.  Since we do not provide insurance for clients, we do not charge insurance as part of our gross revenue.  Revenue on freight charges may be recognized as income in case of the freight charges are borne by our Company. In sales which we do not bear freight charges, no freight charge will be incurred in the gross revenue.

Revenue is recognized when all of the following criteria are met:

- Persuasive evidence of an arrangement exists;

- Delivery has occurred or services have been rendered;

- The seller’s price to the buyer is fixed or determinable; and

- Collection is reasonably assured.

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(k)	Stock compensation

The Company may periodically issue shares of common stock for services rendered or for financing costs. Such shares are valued based on the market price of the shares on the transaction date.

The Company may periodically issue stock options to employees and stock options or warrants to non-employees in non-capital raising transactions for services and for financing costs.

ASC 718 "Compensation - Stock Compensation" prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights may be classified as either equity or liabilities. The Company should determine if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity's past practices or stated policies. If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50 "Equity -Based Payments to Non-Employees". Measurement of share-based payment transactions with non-employees shall be based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction should be determined at the earlier of performance commitment date or performance completion date.

In accordance with ASC 718, the cost of stock options and warrants issued to non-employees is measured at the grant date based on the fair value of the award. The fair value of the stock-based award is determined using the Black-Scholes option-pricing model. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive benefit, which is generally the vesting period.

Stock options issued to non-employee directors at fair market value will be accounted for under the intrinsic value method.

The Company did not have any stock options outstanding during the year ended March 31, 2013 and 2012. Accordingly, no pro forma financial disclosure is provided herein.

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(l)	Issuance of shares for service

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

(m)	Advertising

The Company expensed all advertising costs as incurred. Advertising expenses included in selling expenses were $nil and $nil for the three months ended December 31, 2013 and 2012 respectively.

(n)	Income taxes

The Company uses the accrual method of accounting to determine and report its taxable income and tax credit in the year in which they are available. The Company has implemented ASC 740 “Income Taxes”.

Income tax liabilities computed according to the United States tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize that tax benefit, or that future realization is uncertain.

(o)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Company’s has no components of other comprehensive income.

(p)	Inventories

The Company has only one category of inventory. The inventory consists of finished goods and states at lower of cost or market value. The inventory is derived from crunching down of large rock into 2 to 4 inched lump size ore with appropriate overhead incurred which included labor and processing cost. The management will regularly evaluate the inventory to determine if additional write-downs are required.

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(q)	Recent accounting pronouncements

In January 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. This ASU clarifies that ordinary trade receivables and receivables are not in the scope of ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. Specifically, ASU 2011-11 applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in the FASB Accounting Standards Codification™ (Codification) or subject to a master netting arrangement or similar agreement. The FASB undertook this clarification project in response to concerns expressed by U.S. stakeholders about the standard’s broad definition of financial instruments. After the standard was finalized, companies realized that many contracts have standard commercial provisions that would equate to a master netting arrangement, significantly increasing the cost of compliance at minimal value to financial statement users. An entity is required to apply the amendments in ASU 2013-01 for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the required disclosures retrospectively for all comparative periods presented. The effective date is the same as the effective date of ASU 2011-11.

In February 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This ASU improves the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in this ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP.

The new amendments will require an organization to:

-Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.

-Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(q)	Recent accounting pronouncements (continued)

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). A private company is required to meet the reporting requirements of the amended paragraphs about the roll forward of accumulated other comprehensive income for both interim and annual reporting periods. However, private companies are only required to provide the information about the effect of reclassifications on line items of net income for annual reporting periods, not for interim reporting periods. The amendments are effective for reporting periods beginning after December 15, 2012, for public companies and are effective for reporting periods beginning after December 15, 2013, for private companies. Early adoption is permitted.

In February 2013, FASB issued Accounting Standards Update (ASU) No. 2013-03, Financial Instruments (Topic 825). This ASU clarifies the scope and applicability of a disclosure exemption that resulted from the issuance of Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendment clarifies that the requirement to disclose "the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)" does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position, but for which fair value is disclosed. This ASU is the final version of Proposed Accounting Standards Update 2013-200—Financial Instruments (Topic 825) which has been deleted. The amendments are effective upon issuance.

In February 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. This ASU provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in this ASU also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2014, and interim periods and annual periods thereafter. The amendments in this ASU should be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements within the ASU’s scope that exist at the beginning of an entity’s fiscal year of adoption. An entity may elect to use hindsight for the comparative periods (if it changed its accounting as a result of adopting the amendments in this ASU) and should disclose that fact. Early adoption is permitted.

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(q)	Recent accounting pronouncements (continued)

In March 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-05, Foreign Currency Matters (Topic 830). This ASU resolve the diversity in practice about whether Subtopic 810-10, Consolidation—Overall, or Subtopic 830-30, Foreign Currency Matters—Translation of Financial Statements, applies to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights)within a foreign entity. In addition, the amendments in this Update resolve the diversity in practice for the treatment of business combinations achieved in stages (sometimes also referred to as step acquisitions) involving a foreign entity. This ASU is the final version of Proposed Accounting Standards Update EITF11Ar—Foreign Currency Matters (Topic 830), which has been deleted. The amendments in this Update are effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. For nonpublic entities the amendments in this Update are effective prospectively for the first annual period beginning after December 15, 2014, and interim and annual periods thereafter. The amendments should be applied prospectively to derecognition events occurring after the effective date. Prior periods should not be adjusted. Early adoption is permitted. If an entity elects to early adopt the amendments, it should apply them as of the beginning of the entity’s fiscal year of adoption.

3.	PREPAYMENTS

Prepayments are made for half of 50% of mining assets include mining concession rights in Maria, Manzanillo, Mexico to a joint venture partner and third party for professional fees which are summarized as follow:

	December 31, 2013	March 31, 2013

Beginning balance	$0	$0

Add: Prepayment for mining assets	0	0

Prepayment for professional fees	1,700,000	0

Less: Transferred to mining assets	0	0

Transferred to expenses	(1,275,000)	0

Ending balance	$425,000	$0

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

4.	MACHINERY AND EQUIPMENT, NET

Machinery and equipment comprise the followings:

	December 31, 2013	March 31, 2013
At cost
Machinery	$600,100	$600,100
Equipment	1,832,000	1,532,000
Total assets at cost	$2,432,100	$2,132,100

Less: Accumulated depreciation	(612,036)	(452,139)
Net assets	$1,820,054	$1,679,961

Depreciation expenses were $53,302 and $53,302 for the three months ended December 31, 2013 and 2012 respectively.

5.	LOANS FROM SHAREHOLDERS

Loans from shareholders are unsecured, interest free and repayable on demand.

6.	RELATED PARTY TRANSACTIONS

During the period endedDecember 31, 2013 and fiscal year ended March 31, 2013 the Company has the following related party transactions:

During the period ended December 31, 2013 and fiscal year ended March 31, 2013, the Company paid $0 and $0 management fees to Geo Tech S.A. DE Mexico which was majority owned by one of the shareholder of the Company.

During the period ended December 31, 2013 and fiscal year ended March 31, 2013, the Company paid $0 and $0 production cost;  and $0 management fees and $0 royalty fees to Pan American Mineral Ventures, S.A. DE C.V., Baja California, Mexico, which was a 50% equal share joint venture partner for Mexico mineral exploration projects since September 26, 2010.

During the period ended December 31, 2013 and fiscal year ended March 31, 2013, the Company paid $0 and $0 production cost to Geotech S.A. DE C.V., which was 70% owned by Edward Mui, one of the shareholder of the Company and 30% owned by unrelated person Wai Tsang.

During the period ended December 31, 2013 and fiscal year ended March 31, 2013, the Company paid $29,000 and $4,062,000 production cost to Geo Iron Resource S.A., which was 51% owned by Edward Mui, 13% by Jimmy Yee, 12% by Huang Y Kao, with aggregated 76% owned by the shareholders of the Company. The rest of the 24% was owned by 6 other unrelated persons, 6% by Mathieu Goldenberg, 6% by Roman Avzski, 3% by Angela Sung, 3% by John Lionti, 3% by Joe Greco Sr., 3% by Joe Greco Jr.

The nature of the $29,000 production cost was for patio rental and administration. The nature of the $4,062,000 production cost payment were made for $2,963,086 iron mineral purchase, $365,820 trucking and gasoline, $332,820 port fee, $229,989 heavy equipment lease, $53,200 salary for Mexico personnel, $48,000 patio rental, $35,585 general administration, $21,500 maintenance, $12,000 rent.

During the fiscal year March 31, 2013, we did no business with Groupo Santander S.A. DE C.V.. The detail shareholders of Santander SA DE CV were 62.62% owned by Jeff Zhou, one of the shareholder of the Company; the rest of the 37.37% were owned by 5 other unrelated persons, 18.75% by Wei Qiu, 7.5% by Shan M Chan, 6.25% by Guo D Lin, 4.25% owned by Anita Cheung, 0.63% owned by Dak T Yee.

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

7.	INCOME TAXES

The Company is subject to federal corporation income taxes at a maximum rate of 33% in the United States, the tax jurisdiction in which they are operating. Texas State is not required to file the corporation income tax returns and no corporation income tax is levied.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income of the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Realization of the deferred tax asset is dependent on generating sufficient taxable income in future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company is subject to the United States Federal corporation income tax at a rate of 33%.  The reconciliation of the United State Federal income tax rate to the effective income tax rate based on loss before income taxes stated in the financial statements concerning the net operation loss carried forwards and the deferred taxation are as following:

	December 31, 2013	March 31, 2013
Deferred Tax Assets:
Net operating loss carried forwards	$(2,852,035)	$754,953
Federal tax rate	33%	33%
Less: Valuation allowance	$(2,852,035)	$(754,953)
Federal tax rate	(33%)	(33%)

Deferred tax assets, net	$-	$-

The Company did not have any interest or penalty recognized in the income statements for the period ended December 31, 2013 and 2012 or balance sheet as of December 31, 2013 and March 31, 2013. The Company did not have uncertain tax positions or events leading to uncertain tax position within the next 12 months. The Company’s 2012, 2011 and 2010 U.S. Corporation Income Tax Return are subject to Internal Revenue Service examination.

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

8.	COMMITMENT AND CONTINGENCIES

Operating Leases - The Company has operating lease agreements for office premises, which expiring through June 2014. Future minimum rental payments under agreements classified as operating leases with non-cancelable terms for the next one year and thereafter are as follows:

June 30, 2014	$1,800
2015 and thereafter	0
Total	$1,800

Rental expense paid for the three ended December 31, 2013 and 2012 were $900 and $900 respectively.

The Company is a plaintiff in a motion filed in the Harris County, Texas. The defendant filed counter-claim. Based on the information from the legal counsel, the Company has meritorious claims against the defendant. The case is in the initial stages and no outcome can be determined.

9.	CONCENTRATIONS

Suppliers

The Company’s major suppliers for the three months ended December 31, 2013 and 2012 are listed as following:

Purchases			Accounts Payable
	Three	Three
	Months	Months
	Ended	Ended
Major Customers	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Company A	0%	0%	0%	0%
Company B	0%	0%	0%	0%
Company C	0%	0%	0%	0%

The Company’s major suppliers for the nine months ended December 31 , 2013 and 2012 are listed as following:

Purchases			Accounts Payable
	Nine	Nine
	Months	Months
	Ended	Ended
Major Customers	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Company A	80%	0%	0%	0%
Company B	12.5%	0%	0%	0%
Company C	7.5%	0%	0%	0%

Customers

The Company’s major customers for the three months ended December 31, 2013 and 2012 are listed as following:

Sales			Accounts Receivable
	Three	Three
	Months	Months
	Ended	Ended
Major Customers	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Company O	0%	0%	100%	0%
Company P	0%	0%	0%	0%

The Company’s major customers for the nine months ended  December 31 , 2013 and 2012 are listed as following:

Sales			Accounts Receivable
	Nine	Nine
	Months	Months
	Ended	Ended
Major Customers	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Company O	100%	0%	100%	0%
Company P	0%	0%	0%	0%

The Company is relied on one major supplier for 80% of its purchases in the only one segment of mining products in its current operation for the nine months ended December 31, 2013.

The Company is relied on one major customer for all of its sales and accounts receivable in the only one segment of mining products in its current operation for the three and nine months ended December 31, 2013.

Concentration in the purchases and sales with one major supplier and customer will expose the company to typical concentration risk. The potential for the severe impact on losing such supplier or customer can result from total loss of the business relationship, source of supplying and revenue. The company is actively seeking new suppliers or customers in order to reduce the concentration risk. Not until the company can diversify its purchases and sales, the company bears the risk of losing all of its’ source of supplying or revenue.

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)
10.	COMMON STOCK

On April 17, 2010, the Company has issued 100,000,000 shares of ordinary common stock at par value $0.001 per share for $2,650,000 for cash or cash equivalent or property in equivalent cash value.

On December 8, 2011, the Company has forfeited 15,000,000 shares of ordinary common stock for two shareholders as they did not deliver the agreed value of property contribution and did not intend to pay cash on them. With a special emergency meeting of all members from the Board of Director and shareholders, all directors and shareholders agreed to forfeit the 15,000,000 common stock. Accordingly, the common stock was reduced by $15,000 and the paid in capital was reduced by $382,500. Total capital was reduced by $397,500.

On January 31, 2013, the Company has re-issued 12,980,000 shares of ordinary common stock at par value $0.001 per share to various accredit investors for $1,298,000.

During September to October 2012, the Company had negotiated and agreed to acquire mining rights for three lots of mines, mining machinery and equipment located in Mexico with historical value $950,000 by issuance of 90,000,000 shares of its common stock. The mining rights for PILLO 1 and PILLO 2 have a historical cost at $650,000. The mining right of MARIA has no historical value. The machine and equipment are comprised of a CAT’s excavators and trucks with a net historical value at 207,348 (Cost $428,000 minus accumulated depreciation $220,652)  and Station Crusher with a net historical value at $92,652 (Cost $191,250 minus accumulated depreciation $98,598) On May 18, 2013, 90,000,000 shares of common stock were issued to effect this transaction In the same day, the Company issued 17,000,000 share of common stock to exchange legal and professional services with equivalent amount of book and fair value $1,700,000. The legal and professional services are prepaid to the financial experts and computer software engineers to prepare the listing services and network and inter-net set-up.

The Company has been successful in obtaining some of the legal and professional services it needs using stock instead of monetary compensation.  In order to obtain quality people, the valuation of common stock issued in exchange for services is at a premium since there is no guarantee what price, if any, these individuals will be able to eventually trade their stock.  The Company felt it was reasonable to provide stock at higher than normal hourly rate as a premium to compensate for the risks involved for no monetary compensation in exchange for high quality services.

Because our common stock has no ready market and no quoted price, management determines the valuation of common stock by using the latest issuing price plus the approximated appreciation that is expected by management and agreed upon by the negotiating parties. The asset values are determined by management research on fair value and upon agreed upon value with contributing parties.  All professional parties and management agreed with a contract that they will provide their service for the number of share issuing to them for their service.

The services values are determined by agreement among the service providers and management. Management approached several potential service providers and directly negotiated with them in consideration for the services to be provided with common stock as compensation, connected with expected time and duration of services.  The services prices were the result of negotiation and agreements and the provider needed to bear a risk of no cash received, but rendering their services in exchange for common stock.  The agreed $1,700,000 on the professional fee at $0.10 cent per share will warrant the 17,000,000 shares issued here on May 18, 2013.

Management in the past issued stock in February 2011 at $0.10 cent per share to two shareholders and again in October 2012 under the private placement also at $0.10 cent per share. As of today, total billing is over $1,950,000 and still accumulating as need of professional consultants continue in public market process.

The Company has sold stock in February 2011 at $0.10 cent per share to two shareholders and again on October 18, 2012 pursuant to the private placement at $0.10 cent per share. Since the equity value for the last eighteen months was set at $0.10 cent per share, FASB ASC 505-50-30-6 stated, in contrast, if the fair value of the equity instruments issued in a share-based payment transaction with nonemployees is more reliably measurable than the fair value of the consideration received, the transaction shall be measured based on the fair value of the equity instruments issued.  Management view the $1,700,000 is fair value for the service provided instead the actual billing of $1,950,000 plus additional billing due to ongoing public service registration and advice.

GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

11.	SEGMENT INFORMATION

Segment information is not required as the Company has one product and generates income in one geographic region.

12.	EARNINGS (LOSS) PER SHARE

The Company calculates earnings per share in accordance with ASC 260, “Earnings Per Share”, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Potentially dilutive common shares consist of convertible preferred stock (using the if-converted method) and exercisable warrants and stock options outstanding (using the treasury method). Holder of convertible preferred stock participate in dividends of the Company on the same basis as holders of the Company’s common stock and is therefore included in the calculation of basic earnings per share using the two class method.

The following table sets forth the computation of basic and diluted net income per common share:
Nine Months Ended	Dec. 31 2013	Dec. 31, 2012

Net income for computing basic net income(loss) per share	$(1,997,442)	$(297,248)

Adjusted net income(loss) for computing diluted net income(loss) per share	-	-

Net income(loss) attributable to ordinary shareholders for computing basic net income	$(1,997,442)	$(297,248)

Weighted-average shares of common stock outstanding in computing net income (loss) per common stock
Basic	142,186,522	100,000,000
Diluted	142,186,522	100,000,000

Basic (loss) earnings per share of common stock	$(0.0140)	$(0.0029)
Diluted (loss) earnings per share	$(0.0140)	$(0.0029)

Three Months Ended	Dec 31, 2013	Dec.31 , 2012

Net income for computing basic net income(loss) per share	$(514,935)	$(150,813)

Adjusted net income(loss) for computing diluted net income(loss) per share	-	-

Net income(loss) attributable to ordinary shareholders for computing basic net income	$(514,935)	$(150,813)

Weighted-average shares of common stock outstanding in computing net income (loss) per common stock
Basic	204,980,000	100,000,000
Diluted	204,980,000	100,000,000

Basic (loss) earnings per share of common stock	$(0.0025)	$(0.0015)
Diluted (loss) earnings per share	$(0.0025)	$(0.0015)

13.	SUBSEQUENT EVENT

The Company has evaluated all other subsequent events through February 10, 2014 the date these financial statements were issued, and determined that there were no other subsequent events or transactions that require recognition or disclosures in the financial statements.

 GEO JS TECH GROUP CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2013 AND 2012
(Stated in US Dollars)

14.	RESTATEMENT AND ADDITIONAL DISCLOSURE

The Company has evaluated the prepayment item concerning with the acquisition of mining assets $100,000 and the company was unable to determine the future mining asset benefits and relevant income generating amount. Therefore, the company determined to provide adjustment to write it off and restate the related March 31, 2013 financial statements to eliminate this uncertain prepayment.

ITEMS	ORIGINAL March 31, 2013	Adjustment	RESTATED March 31, 2013
ASSETS
Current assets
Prepayment	$100,000	$(100,000)	$0

Total current assets	$950,047	$(100,000)	$850,047

TOTAL ASSETS	$2,840,008	$(100,000)	$2,740,008

Stockholders’ Equity
Accumulated deficit	$(754,593)	$(100,000)	$(854,593)

Total Stockholders’ Equity	$2,795,907	$(100,000)	$2,695,907

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,840,008	$(100,000)	$2,740,008

As a result of adjustment of the balance sheet as of March 31, 2013, the prepayment was reduced by $100,000 and changed from $100,000 to $0. Total assets was reduced by $100,000 and changed from $2,840,008 to $2,740,009. The accumulated deficit was reduced by $100,000 and changed from $(754,593) to $(854,593).  The total stockholders’ equity was reduced by $100,000 and changed from $2,795,907 to $2,695,907. Total liabilities and stockholders’ equity was reduced by $100,000 and changed from $2,840,008 to $2,740,008.

The carryover effects of the adjustment of the balance sheet as of March 31, 2013 to the balance sheet as of December 31 , 2013 are updated in the period ended December 31, 2013

GEO JS TECH GROUP CORP.

57,930,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is  March [xx], 2014

GEO JS Tech Group Corp.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution

The estimated expenses of the offering, all of which are to be paid by us, are as follows:

Filing fee under the Securities Act of 1933	$800
Accountants’ fees and expenses	15,000
Legal fees and related expenses	25,000
Blue Sky fees and expenses	1,000
Printing and Edgar expenses	5,000
Transfer agent fees	1,000
Miscellaneous	5,000
Total	$52,800

Item 14.                      Indemnification of Directors and Officers

Under the provisions of Chapter 8 of the Texas Business Organizations Code (the “TBOC”), the Company may indemnify its directors, officers, employees and agents and maintain liability insurance for those persons. Section 8.101 of the TBOC provides that a corporation may indemnify a governing person, or delegate, who was, is or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, penalty, fine, and an excise or similar tax.  No indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the person is wholly successful on the merits or otherwise, in the defense of the proceeding.

Pursuant to Article VII of the Company’s Amended Bylaws, the Company has the full power to indemnify and advance or reimburse expenses pursuant to the provisions of the Texas Business Organizations Code to any person:  (i) who is or was a director of the Company; (2) who, while a director, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity; (iii) who is or was an officer of the Company; (iv) who is or was an employee of the Company; (v) who is or was an agent of the Company; and (vi) who is not or was not an officer, employee, or agent of the Company, but who is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity.

The Company also may purchase and maintain insurance or other arrangement on behalf of any person who is or was a director, officer, employee or agent of the Company, or who is or was serving at the request of the Company in a like capacity as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar position of another foreign or domestic corporation or other entity, against any liability asserted against and incurred by him or her in such a capacity, or arising out of his or her status as such a person, whether or not the Company would have the power to indemnify him or her against that liability.

The foregoing indemnification right shall not be exclusive of any other right which an indemnified person may have or hereafter acquire by statute, certificate of formation, bylaws, agreement, vote of stockholder or other means.

Item 15.                      Recent Sales of Unregistered Securities

From May 7, 2010 to February 28, 2011, the Company sold for cash an aggregate of 85,000,000 shares of common stock to a total of nine persons for price ranging from $0.015 to $0.10 per share.

On May 18, 2013, the Company issued an aggregate of 90,000,000 shares of common stock to 15 persons in exchange for certain assets and property located in Mexico pursuant to two joint ventures.  In consideration for the shares, the Company received a 50% mining title right concession in three properties, PILLIPAO 1, PILLIPAO 2 and Marias, with an option to acquire all other assets related to the joint ventures by November 20, 2017.   The shares were valued at $0.0105 per share.

During the three-month period ended June 30, 2013, the company issued an aggregate of 17,000,000 shares of common stock to a total of eight persons in consideration for services rendered to the Company. The shares were valued at $0.10 per share.

All of the above shares were issued in private transactions to persons familiar with the Company’s business pursuant to exemptions from registration provided by Section 4(2) (now Section 4(a)(2)) of the Securities Act of 1933.  The Company believed that persons acquiring these securities had direct contact with the Company and its management and/or possessed adequate information concerning the Company and the requisite level of knowledge and sophistication to evaluate the merits of the company.  No form of solicitation document was used in the issuance of the securities. The shares of common stock are considered restricted securities and certificates representing the shares must contain a legend restricting further transfer unless the shares are first registered or qualify for an exemption.

From October 18, 2012 to January 31, 2013, the Company sold an aggregate of 12,980,000 shares to a total of 45 persons in a private offering pursuant to exemptions from registration by Sections 4(2) and 4(5) of the Securities Act of 1933 and Rule 506 promulgated under that Act.  The shares were sold for the cash price of $0.10 per share for a total of $1,298,000.  The offering was made pursuant to a Confidential Offering Memorandum to accredited investors only.

The securities sold pursuant to the private offering were issued in a private transaction pursuant to a Confidential Offering Memorandum that provided prospective investors with necessary business information about the company.  The offering was made in reliance on an exemption from registration with the Securities and Exchange Commission provided by Sections 4(2) (now Section 4(a)(2)) and 4(5) of the Securities Act of 1933 and/or Rule 506 promulgated thereunder. The Company believes that persons acquiring the securities set forth above, received a copy of the Confidential Offering Memorandum and/or possessed adequate information concerning the company and the requisite level of knowledge and sophistication to evaluate the merits of the company.  The shares of common stock issued pursuant to the offering are considered restricted securities and certificates representing the shares must contain a legend restricting further transfer unless the shares are first registered or qualify for an appropriate exemption.

Item 16.                      Exhibits and Financial Statement Schedules

(a)  The following exhibits are filed with this Registration Statement:

Exhibit No.	Exhibit Description
3.1(2)	Certificate of Formation (Texas)
3.2(2)	Certificate of Amendment
3.3(1)	Bylaws
4.1(2)	Instrument defining security holder rights – Specimen Stock Certificate
5.1	Opinion of Leonard E. Neilson, Attorney at Law, regarding legality of securities being registered
10.1(1)	Joint Venture Agreement with Groupo Santander SA DE CV dated November 20, 2012
10.2(1)	Joint Venture Agreement with Geo Iron Resource DE CV dated November 28, 2012
10.3(2)	General Contract for Service Agreement with Geo Tech S.A. DE CV dated May 7, 2012
10.4(3)	Contract with Geo Iron Resource for Transfer of Rights to Marias (Full Translation)
10.5(3)	Contract for Transfer of Rights to PILLPAO 1 (Full Translation)
10.6(3)	Contract for Transfer of Rights to PILLPAO 2 (Full Translation)
10.7(3)	Attestation of Translator
10.8	EL Sara Joint Venture Agreement with Canaan Mining Ca., Ltd. and Luis Adolfo Barbosa Cordova including Modification Agreement for Joint Venture
23.1	Consent of Albert Wong & Co., LLP, Independent Certified Public Accountants
23.2	Consent of Leonard E. Neilson, Attorney at Law (Included as part of Exhibit 5.1)

(1)	Previously filed as exhibit to Form S-1 registration statement on August 30, 2013.
(2)	Previously filed as exhibit to Amendment No. 2 to Form S-1 registration statement on November 19, 2013.
(3)	Previously filed as exhibit to Amendment No. 5 to Form S-1 registration statement on February 18, 2014.

Item 17.                      Undertakings

We hereby undertake:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)     To include any additional or changed material information on the plan of distribution.

2.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference  into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on this 7th day of March 2014.

GEO Tech JS Group Corp.
(Registrant)

/S/ Jimmy Yee
Jimmy Yee
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/S/ Jimmy Yee	Chief Financial Officer and Director	March 7, 2014
Jimmy Yee	(Principal Accounting Officer)

/S/ Edward Mui	Chief Executive Officer and Director	March 7, 2014
Edward Mui	(Principal Executive Officer)

/S/ Huang Yi-Lun Kao	Secretary and Director	March 7, 2014
Huang Yi-Lun Kao